   As filed with the Securities and Exchange Commission on August 16, 1996.

                                                     Registration No. 333-07179

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                AMENDMENT No.1
                                      to
                                   FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                  IMPATH INC.
             (Exact name of registrant as specified in its charter)

          Delaware                       8071                  13-3459685
(State or other jurisdiction       (Primary Standard         (I.R.S. Employer
     of incorporation          Industrial Classification      Identification
     or organization)                  Code Number)               Number)

                          1010 Third Avenue, Suite 302
                            New York, New York 10021
                                 (212) 702-8300
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                               Anu D. Saad, Ph.D.
                                 President and
                            Chief Executive Officer
                                  Impath Inc.
                          1010 Third Avenue, Suite 302
                            New York, New York 10021
                                 (212) 702-8300
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                              Andrew J. Beck, Esq.
                                Haythe & Curley
                                237 Park Avenue
                            New York, New York 10017
                                 (212) 880-6000

        Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

                               -----------------

          The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                             SUBJECT TO COMPLETION
                                August  , 1996
        Prospectus
        2,109,069 Shares


        [LOGO]
        Common Stock
        ($.005 par value)

        The 2,109,069 shares of Common Stock, $.005 par value (the
        "Common Stock"), of Impath Inc. (the "Company") offered hereby may be sold from time to time by certain security holders of the Company (the "Selling Stockholders"). See "Principal Stockholders and Selling Stockholders." Of such shares, 42,529 are issuable upon the conversion of currently outstanding warrants held by certain of the Selling Stockholders.

        The Company will not receive any proceeds from the sale of the shares offered hereby by the Selling Stockholders, except that it will receive $148,852 upon the exercise of the warrants. All expenses incurred in connection with this offering are being borne by the Company, other than any commissions or discounts paid or allowed by the Selling Stockholders to underwriters, dealers, brokers or agents.

        The Selling Stockholders have not advised the Company of any specific plans for the distribution of the shares offered hereby, but it is anticipated that the shares may be sold from time to time in transactions (which may include block transactions) on the Nasdaq National Market at the market prices then prevailing. Sales of the shares offered hereby may also be made through negotiated transactions or otherwise. The Selling Stockholders and the brokers and dealers through which the sales of the shares offered hereby may be made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and their commissions and discounts and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution."

        The Common Stock is included in the Nasdaq National Market under the symbol "IMPH."

        SEE "RISK FACTORS" ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN THE COMMON STOCK OFFERED HEREBY.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



        The date of this Prospectus is August 16, 1996.

                             ADDITIONAL INFORMATION


       The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C., a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby (the "Registration Statement"). This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information pertaining to the Company and the shares of Common Stock offered hereby, reference is made to such Registration Statement, including the exhibits, financial statements and schedules filed therewith. All of these documents may be inspected without charge at the principal office of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at its regional offices located at Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies may be obtained by mail from the Commission at its principal office at prescribed rates. The statements contained in this Prospectus concerning any contract or document are not necessarily complete; where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions of such exhibit.

                               -----------------

       The Company intends to furnish its stockholders with annual reports containing financial statements audited by independent accountants for each fiscal year and quarterly reports for the first three fiscal quarters of each year containing unaudited summary financial information.

                               PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Investors should carefully consider the information set forth under "Risk Factors." Except as otherwise noted, the information in this Prospectus: (i) reflects the conversion of all of the outstanding shares of the Company's convertible preferred stock, $.01 par value (the "Preferred Stock"), into Common Stock; and (ii) reflects an approximate 1-for-2.8 reverse split of the outstanding shares of Common Stock. Certain terms relating to the Company's business which are used in this Prospectus are explained in the Glossary included herein.

                                  THE COMPANY

        IMPATH provides critical information focused exclusively on cancer. The Company provides the expertise to establish correct diagnosis, accurate prognosis, treatment determination and patient follow-up, all of which are essential for making medically optimal and cost-effective cancer management decisions. IMPATH believes it currently performs more specialized analyses to establish correct diagnosis of difficult cancer cases than any other institution in the world. The Company also believes it is the leader in providing the most comprehensive prognostic information essential to the management of breast cancer. IMPATH provided patient-specific prognostic information on over 12% of all such cases in the U.S. last year and over 26% of cases diagnosed in the New York metropolitan area, the Company's largest market. The Company believes that large clinical laboratory companies are in general not prepared to provide the type of intensive, highly technical, patient-specific service that it thinks the market requires. The few university-based medical centers which have the professional expertise and advanced technologies required to perform such analyses do not generally provide the same focus as the Company on service (48 hour turn-around for IMPATH compared with 14 days or more for academic centers) and on delivery of coordinated and integrated information. The Company has capitalized on this competitive advantage to build one of the most significant knowledge bases related to the diagnosis, prognosis and treatment of cancer. In addition, the significant volume of cases the Company reviews is also enabling IMPATH to rapidly grow its diagnostic and prognostic database into one of the largest, most comprehensive cancer databases and tissue libraries in the world, with a specific emphasis on patient outcomes and optimal treatment protocols.

        Through the use of evolving technologies, IMPATH provides patient-specific diagnostic and prognostic information to pathologists, oncologists, urologists and other physicians specializing in cancer. IMPATH believes that the use of its services is critical in both the optimization of patient care as well as the cost-effective delivery of that care. Historically, the treatment of cancer has frequently used an approach based upon how a particular drug or therapy worked on the population as a whole; if one therapy (i.e., a particular chemotherapy, radiation therapy or other treatment) proved ineffective then another was tried until a successful therapy was found or all possibilities were exhausted. IMPATH provides cancer specialists with the necessary information, based upon a given individual's specific cancer, to diagnose correctly a difficult tumor and very often to know whether a therapy is the optimal one before it is tried, thus targeting only those therapies appropriate to an individual's specific cancer and avoiding the trauma, risk and cost of unnecessary treatment. In a significant number of instances, IMPATH's analysis of particularly difficult cases has helped doctors avoid misdiagnosis. The Company believes its services are significantly more effective than traditional approaches in that they allow oncologists to provide the best and most cost-effective management of cancer. IMPATH's business is based on the premise that providing the information for optimizing treatment at the earliest possible time is not only more beneficial to the patient, it is also inherently more cost-effective.

        The Company provides its clients, which included over 2,500 physicians in over 1,000 hospitals in 1995, with a single source for a broad range of sophisticated diagnostic and prognostic analyses for cancer. Although the professional expertise and advanced technologies required to perform these analyses are available at a few university-based medical centers, IMPATH believes that the technologies and capabilities are often distributed among various departments. The Company believes that its focus on service and on the delivery of coordinated and integrated information provides the Company's customers with the best means for obtaining a comprehensive analysis for a cancer patient. In addition, by using IMPATH, a community hospital can provide the same sophisticated range of services as a major academic medical center.

        During 1995, the Company earned $1,043,000 on revenues of $14,714,000. Revenues for the six months ended June 30, 1996 were $9,821,922, compared with $6,714,227 for the six months ended June 30, 1995, and net income was $667,590, compared with $645,848 for the comparable period of the prior year.

        The market for cancer diagnosis, prognosis and treatment is significant and growing. According to the American Cancer Society, the estimated number of cancer cases diagnosed annually in the United States (excluding certain skin cancers) increased from approximately 782,000 in 1980 to approximately 1,200,000 in 1994, an increase of 53%. This increase is attributable to a number of factors, including a growing and aging population. In addition, earlier diagnosis and better information have led to more effective treatment and increased the relative five-year survival rate of cancer patients from 39% in 1963 to 54% in 1990. As a result, over 8,000,000 Americans alive today have been diagnosed with cancer. The Company anticipates that these trends will continue and that the demand for information regarding cancer will continue to increase. The cost of treating cancer patients is also expected to escalate. The National Cancer Institute estimates that direct medical costs associated with cancer totaled approximately $35 billion in 1994, not including lost productivity and mortality costs. The Company believes that direct medical costs associated with cancer will increase more rapidly than those associated with most other diseases as a result of the growth in the number of cancer patients and the high cost of new therapies.

        IMPATH intends to capitalize on its competitive advantage as a leader in cancer information by continuing to expand its diagnostic and prognostic database through the acquisition and addition of patient diagnostic data and outcome histories. The Company believes that its substantial knowledge base, case flow and tissue bank will allow it to incorporate and validate new technologies as they become available. IMPATH believes its professional and technical expertise will also allow it to dramatically increase its database through retrospective analyses from patient populations in which outcomes are known. In addition to continuing to develop its database, IMPATH intends to continue to incorporate and apply the latest, evolving technologies to the diagnosis and prognosis of cancer. The Company believes that the experience and distinguished reputation of its scientific and technical staff will continue to be important in this regard. IMPATH's sales and marketing force has been successful in establishing the Company in its target markets and IMPATH intends to capitalize on its current market presence to expand into other geographic areas and to increase its market penetration in existing areas. The Company also intends to aggressively market the cost and patient benefits of its services to expand its managed care relationships. Furthermore, the Company believes that it will be an increasingly important partner to pharmaceutical and biotechnology companies in helping them identify the optimal patient population for newly developed therapies.

        On July 5, 1996, there were 5,269,837 shares of Common Stock outstanding. The Common Stock of the Company trades on the Nasdaq National Market under the symbol "IMPH."

        The Company is a Delaware corporation with executive offices at 1010 Third Avenue, Suite 302, New York, New York 10021, and its telephone number at that address is (212) 702-8300.

                      SUMMARY FINANCIAL AND OPERATING DATA

        The financial data in the following tables have been derived from the financial statements of the Company for the respective periods presented. The financial data should be read in conjunction with the financial statements of the Company and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.


                                                                                                    Six Months
                                                               Year Ended December 31,            Ended June 30,
                                                    --------------------------------------------  ----------------
                                                     1991     1992     1993     1994      1995      1995     1996
                                                    ------   ------   ------   -------   -------   ------   ------
                                                                (In thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
  Total revenues..................................  $3,462   $4,993   $7,04    $10,014   $14,714   $6,714   $9,822
Operating expenses:
  Salaries and related costs......................   1,695    2,668    4,162     4,682     6,830    3,149    4,514
  Selling, general and administrative.............   1,805    2,298    3,805     4,351     6,863    2,944    4,501
                                                    ------   ------   ------   -------   -------   ------   ------

Total operating expenses..........................   3,500    4,966    7,967     9,033    13,693    6,093    9,015
                                                    ------   ------   ------   -------   -------   ------   ------

Income (loss) from operations.....................     (38)      27     (925)      981     1,021      621      807
Other income (expense)............................      49       29        2       (15)       22       25      364
                                                    ------   ------   ------   -------   -------   ------   ------

Income (loss) before income tax
  expense.........................................      11       56     (923)      966     1,043      646    1,171
Income tax expense................................       3       24       19        98         0        0      503
                                                    ------   ------   ------   -------   -------   ------   ------

Net income (loss)(1)..............................  $    8   $   32   $ (942)  $   868   $ 1,043   $  646   $  668
                                                    ======   ======   ======   =======   =======   ======   ======

Pro forma net income per common
  share(1)(2).....................................                                          $.31     $.20     $.13

Pro forma weighted average common
  and common equivalent shares
  outstanding(2)..................................                                         3,371    3,184    5,118
                                                                                         =======    =====   ======

- ------------
      (1) Does not reflect dividends accrued on the Preferred Stock. Dividends earned prior to February 10, 1995 were forgiven in conjunction with the issuance of Series D Preferred Stock. Dividends accrued from February 10, 1995 in the amount of $560,000 were paid and ceased to accrue upon conversion of the Preferred Stock on February 26, 1996.
      (2) Pro forma weighted average shares outstanding give effect to the conversion of the outstanding shares of Preferred Stock into shares of Common Stock in accordance with the terms thereof immediately prior to the completion of the Offering and reflects the 1-for-2.8218735 reverse split of the outstanding shares of Common Stock.


                                                                                                    Six Months
                                                               Year Ended December 31,             Ended June 30,
                                                    --------------------------------------------  ----------------
                                                     1991     1992     1993     1994      1995      1995      1996
                                                    ------   ------   ------   -------   -------   ------    ------
                                                                        (Dollars in thousands)
SELECTED OPERATING DATA:
  Revenues..........................................  $ 3,462  $ 4,993  $ 7,042  $10,014  $14,714   $ 6,714  $ 9,822
  Number of cases reported..........................   11,038   15,136   24,812   33,618   43,287    20,507   25,747
  Number of hospitals served........................      728      817      959    1,021    1,118       914    1,056
  Cases per hospital served.........................       15       19       26       33       39        22       24

                                                        June 30, 1996
                                                       ----------------
                                                       (In thousands)
BALANCE SHEET DATA:
  Working capital...................................       $30,375
  Total assets......................................        34,680
  Long-term liabilities, net of current
    portion.........................................         1,072
  Total stockholders' equity........................        32,066


                                  RISK FACTORS

       Prospective investors should consider carefully the factors set forth below together with the other information contained in this Prospectus before making a decision to purchase the Common Stock.

     RISKS ASSOCIATED WITH DEVELOPMENT STRATEGY

       The Company's strategy is to become the leading provider of a broad range of cancer management information, including diagnostic and prognostic analyses. To date, the Company's business has consisted primarily of providing patient-specific diagnostic and prognostic information based on the testing of tissue specimens and the customized analysis of test results. The Company's strategy includes incorporating evolving technologies into cancer management, establishing a database focused on outcomes designed to optimize cancer management, establishing strategic partnerships and joint ventures, developing managed care relationships and expanding into new geographic areas. Some of the services proposed to be offered by the Company, particularly the outcomes-oriented enhancements to its database, have not been fully developed and will require significant additional development prior to commercialization, which further development and commercialization may never occur. The Company may encounter problems and delays related to establishing strategic partnerships and joint ventures, the continued development and expansion of its database or the expansion of sales and marketing, and the failure to address such problems and delays successfully could have a material adverse effect on the Company's business and prospects. Moreover, the Company intends to pursue strategic acquisitions if such acquisitions further aspects of the Company's strategy outlined above. To the extent that the Company's strategy is dependent upon acquisitions, there can be no assurance that suitable acquisition candidates will be identified by the Company in the future, that, if required, suitable financing for any such acquisitions can be obtained by the Company, or that any such acquisitions will occur. If the Company successfully completes a strategic acquisition or acquisitions, the financial performance of the Company will be subject to various risks associated with the acquisition of businesses, including the financial impact of expenses associated with the integration of such businesses. There can be no assurance that such acquisitions will not have an adverse effect on the business operations or profitability of the Company. See "Business--Company Strategy."

     ACCESS TO NEW TECHNOLOGIES; LACK OF PROPRIETARY TECHNOLOGY

       To date, the Company has not engaged in the development or patenting of its own technologies for use in the analytical services it provides, and access to new technologies developed by third parties has been an important element in the Company's current business as well as the Company's long-term strategy. If the Company's access to critical technologies were substantially diminished, the Company's business could be adversely affected. See "Business--Company Strategy--Incorporate Evolving Technologies into Cancer Management."

       In addition, the Company currently relies on certain technologies which are not patentable or proprietary and are therefore available to the Company's competitors. Furthermore, the Company relies on certain proprietary trade secrets and know-how, which are not patentable. Although the Company has taken steps to protect its unpatented trade secrets and know-how, in part through the use of confidentiality agreements with its employees, there can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known or be independently developed or discovered by competitors. If the Company's trade secrets become known or are independently developed or discovered by competitors, it could have a material adverse effect on the Company.

     RISKS ASSOCIATED WITH CALIFORNIA EXPANSION

       In December 1995, the Company established a facility in Southern California. Rapid growth had put the Company near its operating capacity limit at its New York facility and required the additional capacity provided by the California facility. The Company's capital expenditures through June 30, 1996 in connection with the establishment of this facility were $1,160,000, which were partially financed through capital equipment leases, a $300,000 three-year secured term loan and a $145,200 leasehold improvement allowance from the landlord. The Company also incurred $785,000 in operating expenses during 1995 in connection with this facility, reducing earnings for 1995. This facility will continue to have a negative effect on earnings through at least the second quarter of 1996 or until it generates sufficient incremental volume and revenues to cover the facility's operating expenses. There can be no assurance that the Company will be able to generate sufficient incremental volume and revenues to fully utilize the additional capacity of this facility or that this facility will operate as efficiently as the Company's New York facility or will not otherwise be adversely affected by the risks normally associated with a start-up facility. See "Business--Company Strategy--Geographic Expansion" and "--Properties."

     RISKS ASSOCIATED WITH ESTABLISHING JOINT VENTURES

       During 1996, the Company plans to pursue strategic partnerships and joint ventures with oncology networks, hospital groups, managed care companies and pharmaceutical companies, primarily for the purposes of expanding IMPATH's diagnostic and prognostic database, participating in the development of new cancer therapies and demonstrating to the medical community the importance of the services provided by IMPATH. There can be no assurance that the Company will be able to negotiate acceptable partnership or joint venture arrangements or that such arrangements will be successful or that potential partners will not pursue alternative means of developing treatments for cancer. No assurance can be given that the Company's joint venture partners will be able to obtain regulatory approval for any new treatments, that any such new treatments if so approved will be commercialized successfully or that the Company will realize any revenues in connection with such arrangements. Although the Company believes that other parties to joint ventures generally have an economic motivation to perform their contractual responsibilities, their devotion of resources to such activities will not be within the control of the Company. Depending on the Company's obligations in such joint ventures, the termination or cancellation of such arrangements could also adversely affect the Company's financial condition and results of operations.

     REIMBURSEMENT

       The Company typically bills third party payors, such as private insurance plans, managed care plans and governmental programs (i.e., Medicare) as well as hospitals, for its services. These third party payors are increasingly negotiating prices with the goal of lowering reimbursement rates. The Company expects these pricing pressures to cause reduced pricing on average for tests in future periods.

       In 1992, 1993, 1994, 1995 and the six months ended June 30, 1996, approximately 18%, 20%, 22%, 24% and 25%, respectively, of the Company's net revenues for diagnostic and prognostic services were derived from analyses performed for beneficiaries under the Medicare program. The Company accepts Medicare reimbursement as payment in full for its services, subject to applicable copayments and deductibles. Medicare may retroactively audit and review its payments to the Company, and may determine that certain payments for services must be repaid. Significant disapprovals of payment for any of the Company's services by various carriers, including Medicare and private insurance and managed care, reductions or delays in the establishment of reimbursement rates, and carrier limitations on the coverage of the Company's services could have a material adverse effect on the Company's future revenues. See "Business-- Reimbursement." The services furnished by the Company are characterized for the purposes of the Medicare program as physician pathology services. See "Business-- Reimbursement--Medicare Payment for Physician Pathology Services."

       Any future changes in government and other third-party payor reimbursement which may come about as a result of enactment of health care reform or of deficit-reduction legislation also likely will continue the downward pressure on prices, and make the market for cancer analytical services more competitive. Because of the uncertainties about the nature, content and timing of any reform initiative, the Company currently is unable to predict the ultimate impact thereof on the Company.

     COMPETITION

       The Company provides services in a segment of the health care industry that is highly fragmented and extremely competitive. The Company's actual or potential competitors include large university or teaching hospitals; large clinical laboratories that have substantially greater financial, marketing, logistical and laboratory resources than the Company; special purpose clinical laboratories that have limited test offerings and a highly focused product and marketing strategy; and the Company's customers or potential customers who may choose to perform services similar to those performed by the Company. It is anticipated that competition will continue to increase due to such factors as the perceived potential for commercial applications of biotechnology and the continued availability of investment capital and government funding for cancer-related research. There can be no assurance that competition in existing or new markets will not have a material adverse effect on the Company's operating results. Changes in the regulatory environment in which the Company operates could also affect the basis for competition and could thereby have a material adverse effect on the Company's operating results. See "Business--Competition," "--Reimbursement" and "--Regulatory Matters."

     DEPENDENCE ON KEY MANAGEMENT AND QUALIFIED PERSONNEL

       The Company is dependent upon the efforts of its senior management and medical professionals. The loss of the services of one or more members of its senior management or medical professionals could impede the achievement of the Company's development objectives. In addition, the Company's growth strategy will require additional skill and expertise, the addition of new management personnel and the development of additional expertise by existing management personnel. The loss of, or failure to recruit, scientific, technical and managerial personnel could have a material adverse effect on the Company. See "Business--Employees" and "Management."

     REGULATORY MATTERS

       As a provider of health care related services, the Company is subject to extensive and frequently changing federal, state and local regulations governing licensure, billing, financial relationships, referrals, conduct of operations, purchase of existing businesses, cost-containment, direct employment of licensed professionals by business corporations and other aspects of the Company's business relationships. Federal and state certification and licensure programs establish standards for the day-to-day operation of facilities such as the Company's. Compliance with such standards is verified by periodic inspections and requires participation in proficiency testing programs. No assurances can be given that the Company's facilities will pass all future inspections conducted to ensure compliance with federal or any other applicable licensure or certification laws. See "Business--Regulatory Matters--Laboratory Licensure."

       Existing federal laws governing Medicare, as well as some state laws, regulate certain aspects of the relationship between health care providers, including the Company, and their referral sources, including physicians, hospitals and other facilities. The Social Security Act, and the anti-kickback and self-referral rules thereunder, prohibit providers and others from soliciting, offering, receiving or paying, directly or indirectly, any remuneration in return for either making a referral for a Medicare-covered service or item or ordering any such covered service or item and prohibit physicians, subject to certain exceptions, from making such referrals to certain entities in which they have an investment interest or with which they have a compensation arrangement. Violation of these prohibitions is punishable by disallowance of submitted claims, civil monetary and criminal penalties and exclusion from the Medicare and other federally financed programs. See "Business-- Regulatory Matters--Anti-Kickback/Self-Referral Regulations."

       The laws of many states prohibit physicians from sharing professional fees with non-physicians and prohibit non-physician entities, such as the Company, from practicing medicine (including pathology) and from employing physicians to practice medicine (including pathology). The Company believes its current and planned activities do not constitute fee-splitting or violate any prohibition against the corporate practice of medicine. However, there can be no assurance that future interpretations of such laws will not require structural or organizational modifications of the Company's existing business. See "Business--Regulatory Matters--Fee-Splitting; Corporate Practice of Medicine."

     RISK OF LIABILITY; ADEQUACY OF INSURANCE COVERAGE

       The marketing and sale of health care services could expose the Company to the risk of certain types of litigation, including medical malpractice. Damages assessed in connection with, and the costs of defending, any legal action could be substantial. Although the Company is presently covered by general liability insurance in the amount of $6,000,000 per occurrence and $7,000,000 in the aggregate and has obtained professional liability insurance in the amount of $1,000,000 per occurrence and $3,000,000 in the aggregate for the Company's Medical Directors and other individuals who practice medicine in the course of their duties, there can be no assurance that insurance coverage will provide sufficient funds to satisfy any judgments which, in the future, may be entered against the Company or that liability insurance in such amounts will be available or affordable in the future. In addition, there can be no assurance that all of the activities encompassed within the Company's business are covered under the Company's policies. The Company's liability insurance covers claims relating to the handling and disposal of medical specimens, and infectious and hazardous waste, except in the event of malfeasance or fraud by the Company. Furthermore, there can be no assurance that the Company will have other resources sufficient to satisfy any liability or litigation expenses that may result from any uninsured or underinsured claims. Moreover, although the Company maintains personal property and business interruption insurance and has taken what it believes to be adequate safeguards, the catastrophic loss of the Company's tissue library could have a material adverse effect on the continued development of its database in a manner which would not be fully compensated by insurance.

     CONTROL BY SELLING STOCKHOLDERS; ANTI-TAKEOVER MEASURES

       The Selling Stockholders in the aggregate beneficially own approximately 42.3% of the Company's outstanding shares of Common Stock. See "Principal
     Stockholders and Selling Stockholders." As a result, these stockholders, acting together, would be able to control many matters requiring approval by the stockholders of the Company, including the election of directors. The Company's certificate of incorporation provides for authorized but unissued Preferred Stock, the terms of which may be fixed by the Board of Directors. Such provisions could have the effect of delaying, deferring or preventing a change of control of the Company. See "Capital Stock of the Company."

     POSSIBLE VOLATILITY OF STOCK PRICE

       There has been a history of significant volatility in the market prices for shares of companies engaged in the health care and biotechnology fields, and it may be expected that the market price of the shares of Common Stock offered hereby may be highly volatile. Factors such as fluctuations in the Company's quarterly revenues and operating results, announcements of technological innovations or new analytical services by the Company and its competitors, and changes in third party reimbursement and governmental regulation may have a significant effect on the market price of the Common Stock.

     DIVIDENDS

       The Company does not currently pay dividends on its Common Stock and does not anticipate paying any dividends in the foreseeable future. It is anticipated that the terms of any future debt financings may restrict the payment of dividends. See "Dividend Policy."

                                DIVIDEND POLICY

               The Company has never paid a cash dividend on its Common Stock and does not anticipate paying dividends in the foreseeable future. It is the present policy of the Company's Board of Directors to retain earnings, if any, to finance the expansion of the Company's business. The payment of dividends in the future will depend on the results of operations, financial condition, capital expenditure plans and other cash obligations of the Company and will be at the sole discretion of the Board of Directors. In addition, certain provisions of existing, proposed and future indebtedness of the Company may prohibit or limit the Company's ability to pay dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                     SELECTED FINANCIAL AND OPERATING DATA

       The following table sets forth selected financial and operating data of the Company as of December 31 in each of 1991 through 1995 and for each of the years in the five-year period ended December 31, 1995. The following table also presents selected financial and operating data for the Company as of June 30, 1996 and for the six-month periods ended June 30, 1995 and 1996. The statement of operations and balance sheet data as of December 31 in each of 1991 through 1995 and for each of the years in the five-year period ended December 31, 1995 have been derived from the Company's audited financial statements of which such financial statements as of December 31, 1994 and 1995 and for each of the years in the three-year period ended December 31, 1995 and the notes thereto are included elsewhere in this Prospectus. The statement of operations data for the six-month periods ended June 30, 1995 and 1996 and the balance sheet data as of June 30, 1996 have been derived from the Company's unaudited financial statements also appearing herein which, in the opinion of the Company, include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial information included therein. Results for the interim periods are not necessarily indicative of results for the full year. The historical financial data should be read in conjunction with and is qualified in its entirety by reference to the financial statements of the Company and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.



                                                                                                   Six Months Ended
                                                               Year Ended December 31,                June 30,
                                                    --------------------------------------------  ------------------
                                                     1991     1992      1993      1994       1995     1995     1996
                                                    ------   ------    -------   -------   -------   ------   ------
                                                                   (In thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
Total revenues....................................  $3,462   $4,993   $ 7,042   $10,014   $14,714     $6,714   $9,822
Operating expenses:
  Salaries and related costs......................   1,695    2,668     4,162     4,682     6,830      3,149    4,514
  Selling, general and administrative.............   1,805    2,298     3,805     4,351     6,863      2,944    4,501
                                                    ------   ------   -------   -------   -------     ------   ------

Total operating expenses..........................   3,500    4,966     7,967     9,033    13,693      6,093    9,015
                                                    ------   ------   -------   -------   -------     ------   ------

Income (loss) from operations.....................     (38)      27      (925)      981     1,021        621      807
Other income (expense)............................      49       29         2       (15)       22         25      364
                                                    ------   ------   -------   -------   -------     ------   ------

Income (loss) before income tax
 expense..........................................      11       56      (923)      966     1,043        646    1,171
Income tax expense................................       3       24        19        98         0          0      503
                                                    ------   ------   -------   -------   -------     ------   ------

Net income (loss).................................  $    8   $   32   $  (942)  $   868   $ 1,043     $  646   $  668

Accrued dividends on Preferred Stock(1)...........    (291)    (314)     (371)     (427)     (478)      (255)     (82)
                                                    ------   ------   -------   -------   -------     ------   ------

Net income (loss) available to common
  stockholders....................................  $ (283)  $ (282)  $(1,313)  $   441   $   565     $  391   $  585
                                                    ======   ======   =======   =======   =======     ======   ======
Pro forma net income per common
  share(2)(3).....................................                                        $   .31     $  .20   $  .13


Pro forma weighted average common
  and common equivalent shares
  outstanding(2)..................................                                          3,371      3,184    5,118
                                                                                          =======      =====    =====


- ------------
     (1) Reflects dividends accrued on the Preferred Stock. Dividends earned prior to February 10, 1995 were forgiven in conjunction with the issuance of Series D Preferred Stock. Dividends accrued from February 10, 1995 in the amount of $560,000 were paid and ceased to accrue upon conversion of the Preferred Stock on February 26, 1996.
     (2) Pro forma weighted average shares outstanding give effect to the conversion of the outstanding shares of Preferred Stock into shares of Common Stock in accordance with the terms thereof on February 26, 1996 and reflect the 1-for-2.8218735 reverse split of the outstanding shares of Common Stock.
     (3) Does not reflect $560,000 in dividends accrued on the Preferred Stock from February 10, 1995, which dividends were paid and ceased to accrue upon conversion of the Preferred Stock on February 26, 1996.


                                                                                                         Six Months
                                                                   Year Ended December 31,              Ended June 30,
                                                     -----------------------------------------------   ----------------
                                                      1991      1992      1993      1994      1995      1995      1996
                                                     ------    ------    ------    -------   -------   ------    ------
                                                                           (Dollars in thousands)
SELECTED OPERATING DATA:
  Revenues.........................................  $ 3,462   $ 4,993   $ 7,042   $10,014   $14,714   $ 6,714  $ 9,822
  Number of cases reported.........................   11,038    15,136    24,812    33,618    43,287    20,507   25,747
  Number of hospitals served.......................      728       817       959     1,021     1,118       914    1,056
  Cases per hospital served........................       15        19        26        33        39        22       24

                                                                        December 31,                  June 30,
                                                     -----------------------------------------------  ---------
                                                      1991      1992      1993      1994      1995       1996
                                                     ------    ------    ------    -------   -------    ------
                                                                            (In thousands)
BALANCE SHEET DATA:
  Working capital..................................  $ 1,517   $ 1,429   $ 1,736   $ 2,500   $ 3,622   $30,375
  Total assets.....................................    2,061     2,221     3,152     4,144     9,261    34,680
  Long-term liabilities, net of current
    portion........................................       --        --       120       241     1,130     1,072
  Redeemable preferred stock.......................    4,038     4,352     5,979     6,407        --       --
  Total stockholders' equity
    (deficiency)...................................   (2,184)   (2,464)   (3,741)   (3,266)    5,655    32,066


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     OVERVIEW

       IMPATH was founded in 1988 to provide specialized cancer information to the medical community. The Company uses sophisticated technologies to provide customized analyses which assist physicians in correctly diagnosing difficult tumors, accurately determining prognostic status and selecting the optimal, patient-specific treatment. The Company conducts these analyses based upon three main technologies: immunohistochemistry, flow and image cytometry, and molecular pathology. See "Business--Company Diagnostic and Prognostic Services" for a description of these technologies. The Company serves physicians specializing in cancer, mainly pathologists, oncologists and urologists, throughout the United States. IMPATH's client list has grown to include approximately 4,000 physicians in over 1,000 hospitals.

       The diagnosis and prognosis of cancer has become increasingly important in determining successful individualized therapies. Historically, the treatment of cancer has frequently used an approach based upon how a particular drug or therapy worked on the population as a whole; if one therapy (i.e. a particular chemotherapy, radiation therapy or other treatment) proved ineffective then another was tried until a successful therapy was found or all possibilities were exhausted. The Company's cancer knowledge base allows oncologists to use patient-specific data to select an optimal therapy before it is tried, thereby targeting only those therapies most likely to be effective, avoiding the pain, risk and cost associated with excess or inappropriate treatment. Furthermore, the increased understanding of the molecular basis of cancer will lead to the development of new diagnostic and prognostic methods and therapeutic tools with specialized cancer analysis becoming a significant tool for optimizing the management of all phases of cancer.


       Since its inception, the Company has raised approximately $32,800,000 of capital through the initial public offering of Common Stock and private placements of Preferred Stock, all of which was converted into Common Stock at the closing of the public offering. At June 30, 1996, the Company had working capital of $30,375,000 and cash and cash equivalents of approximately $10,954,000.

     RESULTS OF OPERATIONS

     GENERAL

       The Company derives its revenues by performing specialized cancer analyses and typically bills various third party payors, such as hospitals, private insurance plans, managed care plans and governmental programs (i.e. Medicare), as well as individual patients. The Company has over the last few years experienced increased pressures on reimbursement and expects such pressures to cause reduced pricing on average for diagnostic and prognostic analyses in future periods. See "Business--Reimbursement" and "Risk Factors--Reimbursement." Despite those pressures, through June 30, 1996, the Company has on average experienced increasing reimbursement trends due to changes in its product and payor mix and the application of new technologies. This has been accomplished without instituting a price increase over the last three years. For the six months ended June 30, 1996, the Company's payor mix relating to diagnostic and prognostic services, expressed as a percentage, was 38% for hospitals, 34% for private insurance and managed care, 25% for Medicare and 3% for individual patients.

       Historically, from January 1, 1992 through December 31, 1995, the Company's revenues increased an average of 42.9% per year. For the six months ended June 30, 1996, revenues increased 46.3% over the comparable period of the prior year. The Company reported net income of $868,000 for 1994 and $1,043,000 for 1995, even after incurring approximately $785,000 of operating expenses during

     1995 in connection with the establishment of the Company's California facility, which commenced operations in December 1995.

       The Company believes that its business is generally unaffected by seasonality, except for slower growth in revenues during the third quarter of its fiscal year due to reduced activity during the summer months.

       In 1993, the Company experienced its only loss in the last five fiscal years. This loss was due primarily to increased operating expenses, inadequate cost controls associated with its purchasing and personnel policies resulting in increased expenses of approximately $239,000 and $124,000 of expenses incurred in connection with a change in the Company's executive management (including severance payments and search fees), including the replacement of the Company's former President and Chief Executive Officer with Anu D. Saad, Ph.D. Since 1993, the Company's current management has instituted extensive cost controls, including specific purchasing guidelines and the engagement of an outside payroll and human resources service, resulting in a decrease in selling, general and administrative expenses as a percentage of total revenues from 54.0% in 1993 to 43.4% in 1994, generating net income in 1994 of $868,000.

       The following table sets forth the percentages of total revenues represented by certain items reflected in the Company's Statement of Operations. The information that follows should be read in conjunction with the financial statements and notes thereto included elsewhere herein. The results of the periods presented below were not significantly affected by inflation.



                                                                          Six Months Ended
                                               Year Ended December 31,        June 30,
                                              ------------------------   ------------------
                                               1993     1994     1995       1995    1996
                                              -----    -----    -----      -----    -----
Total revenues.............................    100.0%   100.0%   100.0%   100.0%   100.0%
Operating expenses:
  Salaries and related costs...............     59.1     46.8     46.4     46.9     46.0
  Selling, general and administrative......     54.0     43.4     46.7     43.8     45.8
                                              ------    -----    -----    -----    -----

Total operating expenses...................    113.1     90.2     93.1     90.7     91.8
                                              ------    -----    -----    -----    -----

Operating income (loss)....................    (13.1)     9.8      6.9      9.3      8.2
Other income (expense).....................     -0-       (.1)      .2       .4      3.7
                                              ------    -----    -----    -----    -----

Income (loss) before income tax
  expense..................................    (13.1)     9.7      7.1      9.7     11.9
Income tax expense.........................       .3      1.0     -0-      -0-       5.1
                                              ------    -----   ------    -----    -----

Net income (loss)..........................    (13.4)     8.7      7.1      9.7      6.8
Accrued dividends on Preferred                  (5.3)    (4.3)    (3.3)    (3.8)     (.8)
  Stock...................................    ------    -----    -----    -----    -----

Net income (loss) available to                 (18.7)%    4.4%     3.8%     5.9%     6.0%
  common stockholders.....................     ======   =====    =====    =====    =====



                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Three Months Ended June 30, 1996 Compared with Three Months
- ------------------------------------------------------------
Ended June 30, 1995
- -------------------

  The Company's total revenues for the three months ended June 30, 1996 and 1995 were $5,080,000 and $3,499,000, respectively, representing an increase of $1,581,000, or 45.2%, in 1996. This growth was partially attributable to a 19.0% increase in case volume resulting from increased sales and marketing activities. In addition, revenue realization per case increased due to product mix changes toward cases which carry higher reimbursement rates.

  Salaries and related costs for the three months ended June 30, 1996 and 1995 were $2,258,000 and $1,676,000, respectively, representing an increase of $582,000, or 34.7%, in 1996. The 1996 increase was primarily due to an increase in personnel headcount necessitated by increasing case volume. As a percentage of total revenues, salaries and related costs, decreased to 44.4% in 1996 from 47.9% in 1995.

  Selling, general and administrative expenses for the three months ended June 30, 1996 and 1995 were $2,242,000 and $1,553,000, respectively, representing an increase of $689,000, or 44.4%, in 1996. The largest component of this increase was an increase in bad debt expense of approximately $230,000 associated with higher revenues, and a shift to more revenues requiring copayments. The Company also incurred higher supply costs due to its increased volume as well as higher travel related expenses associated with expanded sales and marketing activities. Selling, general and administrative expenses as a percentage of total revenues decreased to 44.1% in 1996 from 44.4% in 1995.

  Income from operations for the three months ended June 30, 1996 and 1995 was $580,000 and $270,000, respectively, representing an increase of $310,000, or 114.8%, in 1996. The 1996 figure reflects the effect on earnings of increasing revenue growth and a decrease in operating expenses as a percentage of revenue from 92.3% in the 1995 period to 88.6% in the 1996 period.

  Interest income, net for the three months ended June 30, 1996 and 1995 was $289,000 and $19,000, respectively, representing an increase of $270,000 in 1996. The increase was the result of increased interest income generated from the proceeds of the Company's initial public offering of common stock in February 1996, partially offset by increased interest expense due to additional capital lease obligations.

  The tax provision for the three months ended June 30, 1996 of approximately $369,000 reflects federal, state and local income tax expense. The Company has estimated its annual effective tax rate for 1996 to be approximately 43% which is in line with the current provision. For 1995, the Company had recorded deferred tax assets to the extent of taxes that it expected to pay on estimated 1995 taxable earnings. Management believes that realization of such deferred assets is more likely than not. As such, it estimated its annual effective tax rate for 1995 to be zero.

  As a result, net income for the three months ended June 30, 1996 and 1995 was $499,000 and $289,000, respectively, representing an increase of $210,000 or 72.7% in 1996. As a percentage of total revenues, net income increased to 9.8% in 1996 from 8.3% in 1995.


Six Months Ended June 30, 1996 Compared with Six Months
- -------------------------------------------------------
Ended June 30, 1995
- --------------------

  The Company's total revenues for the six months ended June 30, 1996 and 1995 were $9,822,000 and $6,714,000, respectively, representing an increase of $3,108,000, or 46.3%, in 1996. This growth was primarily due to a 26% increase in case volume and an increase in revenue realization per case resulting from product mix changes toward cases with higher reimbursement rates.

  Salaries and related costs for the six months ended June 30, 1996 and 1995 were $4,514,000 and $3,149,000, respectively, representing an increase of $1,365,000, or 43.3%, in 1996. This increase was due to case volume growth and personnel costs associated with the establishment of the Company's California facility which commenced operations in December 1995. Salaries and related costs, as a percentage of total revenues decreased to 46.0% in 1996 from 46.9% in 1995.

  Selling, general and administrative expenses for the six months ended June 30, 1996 and 1995 were $4,501,000 and $2,944,000, respectively, representing an increase of $1,557,000, or 52.9%, in 1996. This increase was partially due to an increase in bad debt expense of approximately $523,000 associated with higher revenues, as well as a shift to more revenues requiring copayments. The Company also incurred higher supply costs due to increasing case volume and higher travel related expenses associated with expanded sales and marketing activities. In addition, the Company incurred approximately $200,000 of selling, general and administrative expenses at its California facility which commenced operations in December 1995. Selling, general and administrative expenses as a percentage of total revenues increased to 45.8% in 1996 from 43.8% in 1995 as a result of the costs associated with the establishment of the Company's California facility.

  Income from operations for the six months ended June 30, 1996 and 1995 was $807,000 and $621,000, respectively, representing an increase of $186,000, or 30.0%, in 1996. The 1996 figure reflects the effect on earnings of the net operating expenses incurred in connection with the establishment of the Company's California facility, which commenced operations during December 1995. In June 1996, this facility began to generate sufficient incremental revenue to cover operating expenses.

  Interest income, net for the six months ended June 30, 1996 and 1995 was $364,000 and $25,000, respectively, representing an increase of $339,000 in 1996. The increase was the result of increased interest income generated from the proceeds of the Company's initial public offering of common stock in February 1996, partially offset by increased interest expense due to additional capital lease obligations.

  The tax provision for the six months ended June 30, 1996 of approximately $504,000 reflects federal, state and local income tax expense. The Company has estimated its annual effective tax rate for 1996 to be approximately 43% which is in line with the current provision. For 1995, the Company had recorded deferred tax assets to the extent of taxes that it expected to pay on estimated 1995 taxable earnings. Management believes that realization of such deferred assets is more likely than not. As such, it estimated its annual effective tax rate for 1995 to be zero.

  As a result, net income for the six months ended June 30, 1996 and 1995 was $668,000 and $646,000, respectively, representing an increase of $22,000, or 3.4%, in 1996. As a percentage of total revenues, net income decreased to 6.8% in 1996 from 9.7% in 1995.

       See the Company's unaudited financial statements as of June 30, 1996 and for the six months ended June 30, 1995 and 1996 included under "Financial Statements."

     YEAR ENDED DECEMBER 31, 1995 COMPARED WITH YEAR ENDED DECEMBER 31, 1994

       The Company's total revenues in 1995 and 1994 were $14,714,000 and $10,014,000, respectively, representing an increase of $4,700,000, or 46.9%, in 1995. This growth was primarily attributable to a 28.8% increase in case volume resulting from increased sales and marketing activities. In addition, revenue realization per case increased due to product mix changes towards cases which carry a higher reimbursement rate.

       Salaries and related costs in 1995 and 1994 were $6,830,000 and $4,682,000, respectively, representing an increase of $2,148,000, or 45.9%, in 1995. This increase was the result of increased personnel, as well as personnel costs incurred in connection with the establishment of the Company's

     California facility. As a percentage of total revenues, salaries and related costs decreased to 46.4% in 1995 from 46.8% in 1994.

       Selling, general and administrative expenses in 1995 and 1994 were $6,863,000 and $4,351,000, respectively, representing an increase of $2,512,000, or 57.7%, in 1995. The largest component of this increase was an increase in bad debt expense of approximately $784,000 associated with higher revenues and particularly revenue generated from third-party billing, which has historically had a higher bad debt rate than institutional billing. In addition, depreciation expense and equipment-related rental and service costs increased by $390,000 and $133,000, respectively, due to planned laboratory and office equipment additions. The Company also incurred higher travel and recruitment expenses associated with its expanded sales, marketing and database development activities.

       Income from operations in 1995 and 1994 was $1,021,000 and $981,000, respectively, representing an increase of $40,000, or 4.1%, in 1995. The 1995 figure reflects approximately $785,000 of operating expenses incurred in connection with the establishment of the Company's California facility. As a percentage of total revenues, income from operations decreased to 6.9% in 1995 from 9.8% in 1994 as a result of the previously noted increase in the provision for bad debts and due to the increase in operating expenses associated with the start-up of the California facility.

       In 1995, the Company's operating activities provided approximately $515,000 in cash and the Company used approximately $737,000 for capital expenditures. IMPATH financed its deferred registration costs and capital expenditures through its operating activities, proceeds of approximately $1,912,000 from the issuance of preferred stock in February 1995 and bank loans in the principal amount of $300,000.

       As a result, net income in 1995 and 1994 was $1,043,000 and $868,000, respectively, representing an increase of $175,000, or 20.2%, in 1995. As a percentage of total revenues, net income decreased to 7.1% in 1995 from 8.7% in 1994.

     YEAR ENDED DECEMBER 31, 1994 COMPARED WITH YEAR ENDED DECEMBER 31, 1993

       Total revenues in 1994 and 1993 were $10,014,000 and $7,042,000, respectively, representing an increase of $2,972,000, or 42.2%, in 1994. This increase was primarily attributable to a 35.5% increase in case volume as well as increased revenue realization per case resulting from an increased number of breast prognostic analyses and tumor diagnosis cases, which carry a higher reimbursement rate.

       Salaries and related costs in 1994 and 1993 were $4,682,000 and $4,162,000, respectively, representing an increase of $520,000, or 12.5%, in 1994. This increase was due to increased sales personnel and increased technical and operating personnel required to support the increased case volume. As a percentage of total revenues, salaries and related costs decreased to 46.8% in 1994 from 59.1% in 1993 as a result of economies of scale and an increased focus on cost controls in 1994. See "General" above.

       Selling, general and administrative expenses in 1994 and 1993 were $4,351,000 and $3,805,000, respectively, representing an increase of $546,000, or 14.3%, in 1994. This increase was primarily due to increased bad debt expense associated with the increased revenues and increased variable costs resulting from the increased case volume. As a percentage of total revenues, selling, general and administrative expenses decreased to 43.4% in 1994 from 54.0% in 1993 due to an increased focus on cost controls in 1994. See "General" above.

       Income (loss) from operations in 1994 and 1993 was $981,000 and ($925,000), respectively, representing an increase of $1,906,000 in 1994. This increase was primarily attributable to increased revenues coupled with increased operating margins and charges incurred during 1993 in connection with a change in the Company's management.

       Other income (expense) in 1994 and 1993 was ($15,000) and $2,000, respectively. This was due to increased interest expense associated with increased capital lease obligations.

       Income tax expense in 1994 and 1993 was $98,000 and $19,000, respectively, representing an increase of $79,000 in 1994 due to the Company's increased earnings and utilization of a portion of the Company's net operating loss carryforward for federal income tax purposes.

       As a result, net income (loss) for 1994 and 1993 was $868,000 and $(942,000), respectively, representing an increase of $1,810,000 in 1994.

     LIQUIDITY AND CAPITAL RESOURCES

       Since inception, the Company has financed its operations through its February 1996 initial public offering, the private issuance of convertible preferred stock, secured term loans and operating and capital equipment leases. Since its inception, the Company has raised approximately $32,500,000 of capital through the initial public offering of Common Stock and private placements of Preferred Stock, all of which was converted into Common Stock at the closing of the public offering. The Company's working capital and capital expenditure needs have increased and are expected to continue to increase as the Company expands its existing facilities into California and pursues its growth strategy. See "Business--Strategy-- Geographic Expansion" and "Risk Factors--Risks Associated with Development Strategy" and "--Risks Associated with California Expansion."

       The Company's cash and cash equivalent balances at June 30, 1996 and December 31, 1995 were $10,954,000 and $1,513,000, respectively, representing an increase of $9,441,000 in 1996. In addition, the Company has invested approximately $14,194,000 in marketable securities. These increases were primarily attributable to approximately $26,000,000 of net proceeds from the initial public offering of the Company's common stock, which was consummated on February 26, 1996.

       For the six months ended June 30, 1996, the Company used net cash in operating activities of approximately $15,786,000. This resulted from an increase in investments of approximately $14,194,000 and an increase in accounts receivable net of allowance for bad debt of approximately $1,892,000 due to rapid sales growth. In addition, the Company paid approximately $560,000 in accrued dividends on preferred stock prior to the initial public offering.

       Historically, the Company's operating activities have not consistently generated positive cash flow due to increases in accounts receivable of the Company resulting from rapid sales growth. For the six months ended June 30, 1996, the Company used net cash in operating activities of approximately $15,786,000. This utilization of net operating cash was the result of an investment in short-term marketable securities of approximately $14,194,000 and an increase in accounts receivable of approximately $3,025,000 due to rapid sales growth. In addition, the Company paid approximately $560,000 in accrued dividends on preferred stock prior to the initial public offering. The Company expects this operating cash flow usage trend to continue during 1996 due to its expansion into California, but believes its existing cash resources are sufficient to cover any shortfall.

       In August 1995, the Company established a line of credit in the aggregate amount of $1,000,000 with Chemical Bank. Borrowings under the line will bear interest at .5% over Chemical Bank's prime rate. The availability of the line of credit is subject to the execution of such additional documentation as Chemical Bank may request. As of June 30, 1996, the Company had not drawn on the line of credit.

       At June 30, 1996, the Company had working capital of approximately $30,375,000. The Company's capital expenditures through June 30, 1996 in connection with the establishment of its California facility were approximately $1,160,000, which were partially financed through capital equipment leases, a $300,000 secured term loan, and a $145,200 leasehold improvement allowance from the landlord. The Company prepaid the balance of the $300,000 secured term loan with the proceeds from the initial public offering.

       The Company's growth strategy is anticipated to be financed through the net proceeds from the initial public offering, its current cash resources and existing third party credit facilities. The Company believes the combination of these sources will be sufficient to fund its operations and satisfy the Company's cash requirements for the next 12 months and the foreseeable future. There may be circumstances, however, that would accelerate the Company's use of proceeds from the initial public offering. If this occurs, the Company may, from time to time, incur additional indebtedness or issue, in public or private transactions, equity or debt securities. However, there can be no assurance that suitable debt or equity financing will be available to the Company.

     IMPACT OF INFLATION AND CHANGING PRICES

       The impact of inflation and changing prices on the Company has been primarily limited to salary, laboratory and operating supplies and rent increases and has not been material to date to the Company's operations. In the future, the Company may not be able to raise the prices for its cases by an amount sufficient to cover the cost of inflation, although the Company is responding to these concerns by attempting to increase the volume and adjust the product mix of its business.

                                    BUSINESS

     GENERAL

       IMPATH provides critical information focused exclusively on cancer. The Company provides the expertise to establish correct diagnosis, accurate prognosis, treatment determination and patient follow-up, all of which are essential for making medically optimal and cost-effective cancer management decisions. IMPATH believes it currently performs more specialized analyses to establish correct diagnosis of difficult cancer cases than any other institution in the world. The Company also believes it is the leader in providing the most comprehensive prognostic information essential to the management of breast cancer. IMPATH provided patient-specific prognostic information on over 12% of all such cases in the U.S. last year and over 26% of cases diagnosed in the New York metropolitan area, the Company's largest market. The Company believes that large clinical laboratory companies are in general not prepared to provide the type of intensive, highly technical, patient-specific service that it thinks the market requires. The few university-based medical centers which have the professional expertise and advanced technologies required to perform such analyses do not generally provide the same focus as the Company on service (48 hour turn-around for IMPATH compared with 14 days or more for academic centers) and on delivery of coordinated and integrated information. The Company has capitalized on this competitive advantage to build one of the most significant knowledge bases related to the diagnosis, prognosis and treatment of cancer. In addition, the significant volume of cases the Company reviews is also enabling IMPATH to rapidly grow its diagnostic and prognostic database into one of the largest and most comprehensive cancer databases and tissue libraries in the world, with a specific emphasis on patient outcomes and optimal treatment protocols.

       The market for cancer diagnosis, prognosis and treatment is significant and growing. According to the American Cancer Society, the estimated number of cancer cases diagnosed annually in the United States (excluding certain skin cancers) increased from approximately 782,000 in 1980 to approximately 1,200,000 in 1994, an increase of 53%. This increase is attributable to a number of factors, including a growing and aging population. In addition, earlier diagnosis and better information have led to more effective treatment and increased the relative five-year survival rate of cancer patients from 39% in 1963 to 54% in 1990. As a result, over 8,000,000 Americans alive today have been diagnosed with cancer. The Company anticipates that these trends will continue and that the demand for information regarding cancer will continue to increase. The cost of treating cancer patients is also expected to escalate. The National Cancer Institute estimates that direct medical costs associated with cancer totaled approximately $35 billion in 1994, not including lost productivity and mortality costs. The Company believes that direct medical costs associated with cancer will increase more rapidly than those associated with most other diseases as a result of the growth in the number of cancer patients and the high cost of new therapies.

       IMPATH's potential market includes all physicians involved in the diagnosis and treatment of cancer in the United States. This includes approximately 16,000 pathologists, 7,000 oncologists and 9,000 urologists, as well as other specialists for whom cancer is important, such as surgeons, gynecologists and radiologists. Historically, pathologists have been the focus of the Company's marketing efforts because they are responsible for providing the information from which all cancer management decisions flow.

       Currently, IMPATH's major customers are the pathology departments of small to medium sized community hospitals (100 to 500 beds). According to the American Hospital Association, there are approximately 3,200 hospitals of this size in the United States. Of these, approximately 2,650 are located in geographic areas targeted by IMPATH (i.e. states with high cancer incidence). The Company believes that direct medical costs associated with cancer will increase more rapidly than those associated with most other diseases as a result of the growth in the number of cancer patients and the high cost of new therapies. As a result, the delivery of cost-effective treatment will become increasingly important. The cornerstone of cost-effective cancer treatment is accurate diagnosis and prognostic assessment: this constitutes IMPATH's core business.

       The diagnosis, assessment and treatment of cancer is extremely complex and requires a multidisciplinary approach. Among the key specialties involved in cancer management are surgery (for diagnosis and treatment), oncology (for treatment and follow-up), radiology (for diagnosis and follow-up), radiation oncology (for treatment) as well as a number of subspecialties for which cancer is an important disease, such as urology and gynecology. However, absolutely central to all of the specialties and the decisions made by them is the accurate diagnosis and prognostic assessment of the cancer. This information (which is necessary for any treatment decision) is provided by the pathologist.

       Through the development and use of sophisticated technologies, IMPATH provides patient-specific diagnostic and prognostic information to pathologists, urologists and oncologists specializing in the disease of cancer. IMPATH believes that the use of its services is critical in both the optimization of patient care as well as the cost-effective delivery of that care. Historically, the treatment of cancer has frequently used an approach based upon how a particular drug or therapy worked on the population as a whole; if one therapy (i.e. a particular chemotherapy, radiation therapy or other treatment) proved ineffective then another was tried until a successful therapy was found or all possibilities were exhausted. IMPATH provides care givers with the necessary information, based upon a given individual's specific cancer, to diagnose correctly a difficult tumor and very often know whether a therapy is the optimal one before it is tried, thus targeting only those therapies appropriate to an individual's specific cancer and avoiding the trauma, risk and cost of unnecessary treatment. In a significant number of instances, IMPATH's analysis of particularly difficult cases has helped doctors avoid misdiagnosis. The Company believes that significant cost savings can be achieved through the relatively inexpensive but highly valuable services provided by IMPATH. Furthermore, as an increased understanding of the molecular basis of cancer leads to the development of new evaluation methods and therapeutic tools, the information provided by IMPATH is expected to become increasingly significant in optimizing the management of all phases of cancer, including cancer predisposition, diagnosis, prognostic and therapeutic assessment and treatment follow-up.

     CANCER INFORMATION MARKET

       Oncology analysis currently represents a small but important portion of the overall clinical testing market and has significant growth opportunities. The emphasis on cost-containment within the health care industry has placed a heavy burden on the hospital laboratory. Hospitals are demanding more cost-effective operations, while providing services which satisfy the medical staff, encourage patient admissions, discourage patient transfers, and generate maximum revenue. Thus the target hospitals are often faced with the following choices: operating a small scale, under-utilized and costly immuno-and molecular pathology laboratory in-house; referring these tests to a major medical center, resulting in long turnaround service times and the possibility of losing the patient entirely to that center; or referring the case to an outside, independent laboratory, substantially all of which provide a limited number of mostly automated tests with little or no analysis of test results. IMPATH provides a valuable, cost-effective and expeditious alternative for these hospitals by providing a single source for a broad range of sophisticated, labor-intensive diagnostic and prognostic analyses for cancer patients.

       The continuing trend towards the organization of health care providers into managed care networks that emphasize cost containment is the major focus of medical delivery. IMPATH believes that, as a result of this trend, there will be a major effort to outsource sophisticated cancer analysis in order to optimize patient care and control costs. IMPATH is positioned to take advantage of this trend by providing diagnostic and prognostic information that is the basis for optimal and less costly therapy choices. In many cases, unnecessary treatment can be avoided.

       In the past decade, the oncology analysis industry has experienced many new products and services resulting from the increased understanding of cancer and its cellular and molecular biology. As new therapies emerge, management believes the demand for services which provide information regarding specific diagnosis, prognosis and therapeutic assessment for individual cancers will increase substantially. In fact, the effort to identify new cancer therapies represents an enormous multinational effort which is yielding, and is likely to continue to yield, a great many new therapeutic options. IMPATH believes that it is in an ideal position to take advantage of this growing and evolving market; its services are synergistic with the development of new therapies because these therapies will often require specific information about individual cancers to achieve optimal effect. As such therapies become available to the public, they can only be applied and evaluated using the types of information provided by IMPATH. Thus, IMPATH believes it is well positioned to take advantage of the advances in cancer therapy into the future.

     COMPANY STRATEGY

       The Company's objective is to be the leading cancer information company and to become the comprehensive resource for integrating all aspects of the management of cancer information. The Company believes that its position as a leader in providing valuable information on cancer, its demonstrated expertise in the application of sophisticated technologies for better and more cost-effective treatment of cancer, its large case flow and diagnostic and prognostic database and the distinguished reputation of its scientific staff give the Company significant competitive advantages. The Company is pursuing the following strategies to achieve its objective:

       Focus on Cancer. IMPATH believes that a significant opportunity exists for a company focused on combining sophisticated technologies with an expanding knowledge base to provide information critical to the optimal evaluation and treatment of cancer. IMPATH is providing advanced information for virtually all forms of cancer, and has developed a special expertise in breast cancer.

       Incorporate Evolving Technologies into Cancer Management. The Company intends to continue to identify and incorporate new technologies that provide better information about cancer. IMPATH's medical staff and scientific consultants are leaders in the development and validation of technologies that are, and will be, important in the evaluation of various cancers. The Company seeks to consolidate its leadership in cancer information and management by matching the changing therapeutic choices of the medical community with the latest diagnostic tools of the research community. IMPATH has a well developed relationship with the biotechnology industry which has resulted from its extensive and continuing work to evaluate new technologies as they are being developed. Although this area of business represents a very small portion of the Company's revenues, it allows IMPATH to expand continuously its expertise in emerging technologies.

       Expand and Enhance Database. IMPATH has one of the most significant knowledge bases related to the diagnosis, prognosis and treatment of cancer. In addition, the significant volume of cases the Company reviews is also enabling IMPATH to rapidly grow its diagnostic and prognostic database into one of the largest and most comprehensive cancer databases and tissue libraries in the world, with a specific emphasis on patient outcomes and optimal treatment protocols. IMPATH expects to continue to link the data obtained from diagnostic and prognostic analyses with therapy choice and patient outcomes. The management of cancer information at all stages from predisposition to monitoring of disease following therapy is expected to position the Company to develop data regarding the medical value and cost-effectiveness of various diagnostic and prognostic analyses, as well as the efficacy of currently used and newly developed therapeutic regimens. Management believes that this constantly expanding and evolving database will result in the development of optimal protocols and will have a significant impact on the management of cancer.

       Establish Strategic Partnerships and Joint Ventures. The Company believes that the most comprehensive and therefore the most valuable database will be established through the coordinated efforts of groups that are key components in the cancer care network. During 1996, the Company plans to pursue strategic partnerships and joint ventures with oncology networks, hospital groups, managed care companies and pharmaceutical companies. Oncology networks, hospital groups and managed care companies can provide the Company access to additional comprehensive patient data for inclusion in IMPATH's database. A potential area of great synergy is between IMPATH and groups developing new cancer therapies, including biotech companies, pharmaceutical companies and research centers. As therapies evolve to take advantage of new advances in the cellular and molecular basis of cancer, a more detailed knowledge of an individual's cancer will be essential in order to select those individuals that will benefit most from particular approaches. IMPATH is well positioned with these groups to become an integral part of the therapy development process. For example, IMPATH's prognostic expertise can identify patient groups which are most likely to respond to a new cancer treatment so that clinical trials of the treatment's efficacy can be targeted to these patient groups. Also, IMPATH can assist physicians in determining whether a new cancer treatment would be effective for a specific patient's cancer. This will have the added advantage of demonstrating the importance of the services provided by IMPATH. The Company has not entered into any agreements or letters of intent with respect to any future strategic partnerships or joint ventures.

       Develop Managed Care Relationships. The organization of health care providers into managed care networks represents an important business opportunity for the Company because, in many cases, unnecessary treatment can be avoided and significant cost savings can be achieved through the relatively inexpensive services provided by IMPATH. A typical IMPATH case analysis costs approximately $300 and provides the physician with the information to potentially avoid ineffective courses of therapy costing many thousands of dollars. The Company has targeted the managed care market by establishing managed care provider contracts with organizations that are active within current IMPATH accounts. The Company also intends to expand its presence in managed care by aggressively marketing the cost effectiveness and patient benefits of IMPATH's services, highlighting the savings that would result from the information provided by the Company and assisting managed care companies in developing cancer treatment protocols.

       In order to achieve its goal, the Company has established a managed care group within its sales organization including the Director of Sales and the Director of Corporate Marketing. Management believes that the combined efforts of the existing sales force and the managed care group will allow the Company to expand significantly its presence in managed care.

       Geographic Expansion. In December 1995, IMPATH established a facility in Southern California, thereby expanding the Company's national presence. California currently represents IMPATH's second largest market (after the New York metropolitan area) and has the highest concentration of patients enrolled in managed care. The California facility provides the Company with additional operating capacity. Furthermore, the California facility broadens the Company's technical capabilities by providing an added focus on molecular analysis and cytogenetics. The Company incurred $785,000 in operating expenses during 1995 in connection with this facility, reducing earnings for such period. This facility will continue to have a negative effect on earnings through at least the second quarter of 1996 or until it generates sufficient incremental volume and revenues to cover the facility's operating expenses. In general, geographic expansion involves expansion of the Company's sales force, with focus on regions where the number of cancer cases and the market potential warrant the presence of full-time sales representatives.

       IMPATH believes that foreign markets in cancer information represent a significant opportunity for the Company. IMPATH intends to pursue this opportunity by partnering with foreign oncology networks or hospital groups. These efforts will focus primarily on Europe, Southeast Asia, Japan, Canada and Australia, as these regions represent areas where sophisticated treatment technologies currently exist and therefore the demand for IMPATH's services will be greatest. These areas also represent regions with the economic ability to provide for the advanced types of cancer management that can best utilize the Company's services.

       Acquisitions. The Company intends to pursue selective acquisitions of companies that will enhance its cancer management information base. These acquisitions may be in three different areas: companies that have expertise that is complementary to, and synergistic with, the Company's current technologies; companies that are establishing tumor registries in hospitals; and companies that have expertise in the evaluation of medical data and cost analysis. The Company has not entered into any agreements or letters of intent with respect to any future acquisitions.

     COMPANY DIAGNOSTIC AND PROGNOSTIC SERVICES

       IMPATH provides individualized diagnostic and prognostic information to pathologists, oncologists and others specializing in the disease of cancer through the use of sophisticated technologies. At present, approximately 65% of the Company's revenues are derived from the provision of prognostic analyses and 35% are derived from the provision of diagnostic analyses.

       Recent advances in immunology, biochemistry and molecular biology have created new tools with tremendous potential in the management of cancer patients. IMPATH specializes in cancer tests that require a sophisticated level of medical knowledge and technical expertise that is beyond the capability of pathology laboratories in the average community hospital. In fact, the expertise required to develop and maintain a high quality immuno-and molecular pathology laboratory is found in a relatively small group of individuals, almost all of whom are located at academic institutions and major medical centers. The average community hospital pathologist does not see a substantial volume or range of cases and therefore very rarely has the experience in choosing the correct tests and in evaluating the data, or the technical support for achieving high quality results. IMPATH addresses these issues by virtue of extensive experience in developing and carrying out these tests and by the background and expertise of its medical/technical/scientific staff. IMPATH currently receives an average of over 180 cases a day. Because IMPATH sees a great many of these cases each day, its professionals have been able to expand on their considerable experience, and have been able to develop individual areas of expertise. In contrast, a community hospital pathology department may only see a few cases a day requiring advanced analysis; on an individual basis, a pathologist may see particular types of cases very rarely. Furthermore, the technical staff in a community hospital will only occasionally perform the actual tests; the technicians will not have full time responsibility for the assays, and will most likely work with prefabricated kits. When assays do not work or are suboptimal, the technical and professional personnel may not have the experience to recognize this. IMPATH's in-house staff and consultants include internationally known experts in immuno- and molecular pathology and highly experienced technologists.

       Some of the diagnostic and prognostic analyses provided by the Company are described below:

       Pathology/Oncology Core Diagnostic Analyses. IMPATH's core diagnostic analyses provide information regarding tumors that are difficult to diagnose using conventional pathology procedures. Certain biopsy specimens cannot be easily classified as a specific tumor type since many tumors are morphologically very similar. This limitation is amplified when the specimen is small. Furthermore, morphological examination alone is often insufficient to establish the origin of a metastasized tumor. IMPATH's analyses are able to provide information leading to a specific diagnosis in the vast majority of these cases.

       Pathology/Oncology Prognostic Analyses. IMPATH's prognostic tests provide information to pathologists and oncologists regarding the aggressiveness of the tumor. Although the tests described below are currently most commonly used for breast cancer, they can also be applied to prostate, bladder and colon cancer. These tests include hormone receptors, cell proliferation and/or DNA ploidy analysis, tumor suppressor gene products, oncogene expression and examination of micrometastases in the lymph nodes and bone marrow.

       --Hormone Receptors. The presence of estrogen and progesterone receptors in breast cancer identifies women who are more likely to respond to a commonly used therapy, i.e. hormonal manipulation of the tumor. This important test is now required by the American College of Surgeons. The hormonal receptor status, as examined by immunohistochemistry (IHC), has been shown to be better correlated with clinical outcome than standard biochemical assays. Furthermore, smaller tumor specimens, including fine needle aspirates (FNAs), which are less invasive, less painful and less costly, can only be effectively examined by IHC.

       --Cell Proliferation and/or DNA Ploidy Analysis. Proliferative rate and ploidy have been well documented as important prognostic indicators in many cancers, including breast cancer. The ploidy compares the DNA content of a tumor cell with that of a normal (diploid) cell. The proliferative rate measures the percentage of cells that are actively dividing. High proliferative rates and abnormal DNA content have been strongly correlated with faster progression and earlier recurrences. Using image analysis and flow cytometry, the DNA of the tumor can be examined by IMPATH on tissue specimens, FNAs and other cytological specimens. IHC can also be used visually to evaluate cell proliferation.

       --Lymph Node Micrometastases. The single most reliable prognostic indicator in breast and most other cancers is regional lymph node status. For breast cancer, numerous studies have shown that survival rates are significantly lower when metastases are found in the axillary lymph nodes after surgery. However, according to the American Cancer Society, 25% to 30% of breast cancer patients for whom routine pathological analysis indicates no lymph node involvement will eventually experience a recurrence of their cancer. The basis for breast cancer recurrences is the presence of undetected spread of tumor. Technology developed by IMPATH's founders allows for the detection of microscopic spread of cancer prior to detection by any other method. Studies conducted by IMPATH's founders as well as others, have shown that as many as 25% of women with breast cancer initially thought to be localized to the breast using traditional, standard methods have microscopic deposits of tumors in their regional lymph nodes (lymph node micrometastases) not detectable by any other method. There is evidence that the presence of occult micrometastases identifies a group of patients with axillary node negative breast cancer who are at a significantly increased risk for developing distant metastases. The use of IHC significantly increases the ability to detect tumor cells and allows for the accurate evaluation of occult metastases, i.e. small numbers of tumor cells previously undetected by conventional hematoxylin and eosin (H&E) analysis in lymph nodes. The detection of lymph node micrometastases identifies patients who will most benefit from aggressive adjuvant chemotherapy. Furthermore, identifying those patients who do not have lymph node (or bone marrow) micrometastases may indicate the patients who will not require such therapy, and who thus can be spared the pain, side effects and substantial costs of chemotherapy.

       --Bone Marrow Micrometastases. IMPATH believes that it is one of the very few companies currently offering tests for the detection of micrometastases in lymph nodes and bone marrow. The presence of bone marrow micrometastases in patients with cancer, particularly breast, lung, colon and prostate cancers, appears to be a clinically important variable which is predictive of early recurrence and may be useful in identifying patients who are most likely to benefit from more aggressive therapy. Furthermore, in patients undergoing high-dose chemotherapy followed by autologous stem cell transplants, accurate assessment of tumor cells in bone marrow harvests may be important for accurately evaluating the response to therapy and in order to avoid reinfusing the patient with cancerous cells. Examining the bone marrow tumor burden in these patients following high dose chemotherapy may also be useful in tracking the effectiveness of the treatment regimens. Evolving data strongly suggest that IHC can be used to detect as few as two to five tumor cells in a population of 1,000,000 normal bone marrow cells. This technique is significantly superior to standard cytology in reliably evaluating the presence of tumor cells in bone marrow.

       IMPATH's diagnostic and prognostic analyses are performed using three principal technologies: immunohistochemistry, flow cytometry and image analysis and molecular pathology.

       Immunohistochemistry. IHC is a technique in which an antibody (often a monoclonal antibody) is used to seek out and identify antigens characteristic of specific diseases in cells. A skilled pathologist can then microscopically examine the stained cells, and draw conclusions about the disease state, aggressiveness and its metastatic potential, and the likely outcome of therapy.

       An example of the changes brought about by IHC is the analysis of steroid hormone receptors in breast cancer. Analysis of steroid hormone receptors is the most important test of breast cancer; it provides prognostic information and also serves specifically to direct treatment by predicting the type of therapy to which the tumor will respond. The analysis of hormone receptor status in breast cancer has been traditionally performed using a biochemical assay. In this assay, a piece of tissue is frozen, ground up, and mixed with radioactively labeled hormones; the degree of radioactive uptake by the tissue is then assessed. This assay has several problems: tissue must be rapidly frozen, it is not possible to determine if the ground-up tissue actually contained cancer, and there is no good possibility of storing the samples for future analysis. Despite such shortcomings, this is the test that virtually all facilities currently use. IHC has now been shown to be superior to standard biochemical assays for the determination of hormone receptor content in breast cancer. IHC tests are more rapid, can be used on smaller tissue samples and have less stringent requirements for specimen storage and transport. Furthermore, the results of IHC tests have now been shown more accurately to determine outcome. It should be noted that there are approximately 180,000 breast cancers diagnosed annually; only a fraction are currently tested by IHC. However, because tumors are being diagnosed earlier, i.e. from smaller specimens, and because IHC is a superior technology, the Company expects that there will be a gradual but significant conversion to breast cancer receptor analysis being performed by IHC. The IHC test is more technically and professionally demanding, requiring greater experience and professional interpretation. This is the method used by IMPATH to determine hormone receptor content. Pathologists are not required to change the way they process tissue specimens in order to take advantage of IMPATH's IHC analyses. Furthermore, tissue analyzed using IHC can be stored for future use.

       Flow Cytometry and Image Analysis. Various components of tumor cells can be quantified by one of two methods: image analysis and flow cytometry. In image analysis, a pathologist selects the area to be examined. Then a computerized image analyzer measures the component based on staining intensity. Flow cytometry is an alternative technique which requires a large number of cells to be examined. The tumor specimen is disaggregated into single cells, stained with the appropriate marker(s), passed through a funnel-like device and analyzed by an optical reader.

       Molecular Pathology. The next generation of diagnostic and prognostic testing is generally expected to be based on molecular biology. The premise in this application is that a disease or condition may be associated with the presence of an abnormality in DNA or RNA. A specimen may be tested for a particular disease or condition by finding and marking this abnormality.

       Currently, molecular pathology is primarily used at major academic centers. In situ-hybridization (ISH) which IMPATH employs on a limited basis, represents one of the first commercial applications of the technology. In terms of technique, ISH is similar to IHC except that a DNA probe is used rather than a monoclonal antibody. This technology has proved extremely useful in the sensitive diagnosis of infectious disease. Another technique of molecular pathology is the amplification of specific DNA sequences by polymerase chain reaction (PCR). PCR is the most sensitive method for detecting alterations in DNA. Another extremely useful way of examining chromosomes is through the examination of their architecture, using cytogenetics. Cytogenetic analysis of tumors has become extremely useful in the diagnosis or prognostic assessment of lymphomas, leukemias, soft tissue cancers (sarcomas), and pediatric cancers. IMPATH expects this technology will become more useful in adult tumors (such as colon, lung, and prostate cancer) as well in the near future.

       All of these molecular pathology techniques are being used, are under development or will be developed in the near future at IMPATH, consistent with IMPATH's strategy of facilitating the transfer of new technologies from the academic environment to the commercial marketplace. IMPATH's strategy is to integrate all of these technologies in order to provide comprehensive cancer information. Currently, even when these technologies exist at academic medical centers, they exist in different departments; and management believes that there is no real integration of information, except what the clinician and pathologist are able to piece together. IMPATH believes it is in a unique position to provide all of these advanced technologies in the integrated way that will be necessary to address the overall management of cancer.

     FOCUS ON CANCER MANAGEMENT

       IMPATH's core business has been focused on the central role of pathology in cancer management and it is the only company with this focus. IMPATH's strategy is to concentrate on the use of evolving technologies to address virtually all of the shortcomings of traditional cancer assessment. The Company believes that this role will be critical to the efficient coordination and optimal implementation of the integrated management of cancer. As it implements this strategy, IMPATH's business will affect all phases and specialties of cancer as described below:

       Predisposition. In the large majority of cancers, genetic defects occur in the course of an individual's life which may lead to the development of cancer. However, in some cases an individual has an inherited predisposition for developing certain types of cancer. It is possible that the genes responsible for this inheritance pattern may be identified prior to the overt manifestation of that cancer. It is believed that as many as 5% of certain types of cancers are based at least in part on this inheritable predisposition. IMPATH currently possesses the technology capable of detecting the genetic defects associated with predisposition to certain cancers. While very few of these genes have been identified to date (for example, genes responsible for the inherited form of colon cancer, breast cancer, ovarian cancer and retinoblastoma), this is a very active area of research at academic medical centers. As these genes are identified, IMPATH will be in the position to screen for these types of inheritable cancers.

       Diagnosis. Although most tumors can be characterized based on visual examination by the pathologist, as many as 15% of all cancers (180,000 per year in the U.S. alone) defy specific classification by this method. This may result in treatment decisions that are approximated, incorrect or ineffective leading to unnecessary repeated treatment, complications and increased cost. Traditionally, this information has been based on a purely morphological assessment of the origin of the cancer and the extent of spread, i.e., what does the tumor look like under the microscope (for example, does it look like breast cancer?) and can the pathologist see it in various metastatic sites (such as, regional lymph nodes and bone marrow). While this type of morphological assessment is well accepted, it has important and critical limitations. For example, as described above, up to 15% of all cancers defy traditional morphological assessment. More importantly, morphological assessment is able to provide very little information about the biological aggressiveness of an individual cancer and can provide virtually no meaningful information regarding the specific type of treatment to which the individual will respond.

       IMPATH has shown that in a majority of these cases the use of advanced technologies and the medical expertise provided by IMPATH leads to the accurate diagnosis, thus ensuring optimization of therapy, greater predictability of outcome, increased survival and decreased overall costs. Furthermore, this eliminates the need for other costly and nonspecific detection procedures (i.e. MRI, CT scans), decreases the length of hospital stays, and leads to the most effective treatment program.

       Prognosis. The increase in knowledge of tumor biology and the development of new technologies have made it increasingly important to determine the aggressiveness of an individual cancer in order more rationally to treat that cancer. For example, one breast cancer may have a "low" biological aggressiveness, and may therefore have a very low propensity to recur, while another breast cancer (which looks identical under the microscope) may be very aggressive. These tumors should be treated very differently, but may not be if these differences are not identified. IMPATH provides the prognostic expertise to differentiate such difficult cases, providing the oncologist with the critical information necessary to treat appropriately patients with maximum effectiveness as well as minimal pain and cost.

       Treatment Determination. In an increasing number of cancer cases, IMPATH also provides information that can help to predict the specific types of therapy to which a tumor will, or will not, respond. For example, in the case of breast cancer, IMPATH's expertise allows for the determination of whether or not the patient is likely to respond to specific types of hormonal treatment and chemotherapy before they are tried. This type of information is becoming increasingly available for other types of tumors as well. The Company believes that these technologies will become essential for optimal cancer management.

       Treatment Follow-up. Once a cancer has been diagnosed, assessed and treated, the patient must undergo many years of follow-up care. This care not only provides for the treatment of therapeutic complications (often resulting from inappropriate therapy due to inaccurate diagnosis and insufficient assessment) but is designed to determine, at the earliest possible time, if a patient has suffered a recurrence. IMPATH's expertise is capable of providing highly sensitive patient monitoring in an increasing number of cancers. For example, the Company is able to establish whether or not certain types of lymphomas have recurred prior to their detection by any other method, including serum testing. The identification of tumor recurrence at the earliest possible time increases the likelihood of a beneficial therapeutic response. From a strategic perspective, cancer treatment follow-up requires multiple patient contacts and repeat analysis, which will be increasingly beneficial to the Company's revenue stream.

       Breast Cancer Management -- A Model

       IMPATH believes that it is the leader in providing the most comprehensive prognostic information essential to the management of breast cancer. The Company provided patient-specific prognostic information on 12% of all such cases in the U.S. last year and over 26% of cases diagnosed in the New York metropolitan area, the Company's largest market. The Company's special expertise in breast cancer has not only allowed it to play a significant role in optimizing patient specific breast cancer treatment nationwide but has also allowed it to be well positioned to develop the most comprehensive outcomes focused database in breast cancer.

       Breast cancer is the most common cancer in women in the United States. In 1995, 182,000 cases were diagnosed and over 46,000 women died of this disease. While the incidence of breast cancer has been increasing, the number of deaths resulting from this disease has been slowly but steadily decreasing; this is despite the fact that there have been few advancements in treatment options. It is now widely recognized that earlier detection (by mammography and self examination) has played a significant role in decreased mortality. However, a significant advancement in the management of breast cancer has been the development of technologies that provide patient specific information that allows oncologists to optimize treatment for each individual woman's cancer.

       Although breast cancer management is more advanced than that of any other cancer, there are still significant issues that remain unanswered. It has been shown that as many as 25% to 30% of the women who are diagnosed with localized disease (confined to the breast) actually have tumors that have already metastasized. Traditional methods of breast cancer analysis cannot identify who these individuals are. Confronted with this possibility, oncologists are faced with the dilemma of having to treat everybody with chemotherapy, whether or not they will benefit from such therapy.

       Research focused on determining the biological aggressiveness of breast cancer (prognostic analysis) has been and continues to be extremely active and has led to major discoveries. These discoveries have fundamentally impacted on the way that breast cancer must be assessed. For example, the Her-2/neu oncogene identifies tumors which are more biologically aggressive and therefore require more intensive treatment. The Her-2/neu oncogene may also identify breast cancers which are resistant to certain types of chemotherapy.

       The basis of breast cancer recurrence is the presence of undetected spread of tumor. Technology developed by IMPATH's founders allows for the detection of microscopic spread of tumor prior to detection by any other method. Studies conducted by IMPATH's founders and others have shown that as many as 25% of women with breast cancer initially thought to be localized to the breast have microscopic deposits of tumor in their regional lymph nodes (lymph node micrometastases) not detectable by any other method. These women have twice the risk of developing overt breast cancer metastases. In addition, about 30% of women with breast cancer who have no evidence of spread to the body (systemic metastasis) have microscopic deposits of tumor in their bone marrow (bone marrow micrometastases); these women recur at much higher rates. The detection of lymph node and bone marrow micrometastases identifies women at greatly increased risk for breast cancer recurrence; these are the individuals who may benefit from aggressive adjuvant chemotherapy. The detection of micrometastases allows for a substantially modified treatment in these individuals. It also allows for the identification of patients who do not need such therapy, and who do not need to suffer the pain and side effects of chemotherapy. These and other discoveries regarding the aggressiveness of cancer have greatly affected the management of this disease.

       It is now possible to identify the specific type of treatment to which the breast cancer might respond. The model for treatment selection is the evaluation of a breast cancer's response to hormonal manipulation through the identification of specific hormone receptors (i.e. estrogen and progesterone). IMPATH is the leader in the tissue based analysis of estrogen and progesterone receptors. IMPATH provides oncologists with the ability to identify the response of an individual's breast cancer to a specific form of therapy before therapy commences, reducing the trial and error historically prevalent in cancer treatment.

       The identification of these prognostic and treatment determinants is essential to improved patient specific management of breast cancer. Among the important results of these advances is the ability to identify patients who have more aggressive cancers and who therefore require more intensive therapy. Just as important, these advances allow for the identification of women who have less aggressive cancers that do not require additional treatment, thus sparing these women from the harmful short- and long-term consequences of treatments designed for aggressive cancers and resulting in a significant decrease in pain, risk and total treatment cost. This is increasingly true for other cancers as well.

       Management of Other Cancers

       The integration of prognostic information into the management of cancer is happening for other cancers as well. As medical research progresses and as increasing numbers of treatment options evolve, IMPATH believes that its expertise will play an ever increasing role in the decision making processes for all cancers.

       For example, prostate cancer, like breast cancer, is a disease that is responsive to hormonal manipulation. As in the case of estrogen receptors in breast cancer, the presence of androgen receptors in prostate cancer can now be evaluated. IMPATH believes that this information will become increasingly important in the treatment and management of prostate cancer. The growth rate of the tumor is also clearly critical, e.g. a 50 year old man with a rapidly growing disease must be treated differently than a 90 year old man with a very slow growing prostate cancer. IMPATH provides this information for prostate and other cancers, including breast, colon and bladder cancers.

       The determination of patient-specific characteristics in optimizing therapy is becoming essential as more outcomes-related biological determinants are defined. Important examples of this are mutations in tumor suppressor genes (such as p53 and Rb) and oncogenes (such as Her-2/neu). The presence of these mutations in a patient with specific types of tumors (e.g. bladder, breast or colon) identifies the biological aggressiveness of that individual's tumor. Other characteristics help to establish the responsiveness to therapy, e.g. if a patient's cancer has the multi drug resistance (MDR) receptor, his/her tumor will be unresponsive to many forms of therapy including taxol.

       Furthermore, the most significant problem in treating cancer is the accurate, early assessment of disease dissemination, i.e. metastases. IMPATH has a special expertise in identifying the presence of lymph node and bone marrow micrometastases at times earlier than that detected by any other method. This analysis is now useful in correct staging of prostate, colon or lung cancers and increasingly in other types of cancers.

       Information that establishes the biological aggressiveness of an individual's tumor and predicts response to therapy for that particular patient is crucial to optimizing outcome for that patient. IMPATH's expertise and growing importance in this area, as well as IMPATH's access to increasing numbers of patient specimens, will allow it to continue to expand its comprehensive database for predicting outcomes in various types of cancer. This database will be increasingly valuable in the medically optimal and cost effective management of the cancer patient.

       Integration of Cancer Management Information

       The consolidation of oncology practices into comprehensive coordinated cancer treatment groups and the increasing presence of other types of managed care organizations in the oncology marketplace are based on the ability of these groups to provide high quality and cost-effective cancer care. IMPATH believes that it can provide these groups with information that is critical for optimizing cancer management. This information will become even more important to these groups as a result of IMPATH's outcomes oriented database which will provide for optimal utilization of resources in a cost-effective manner.

       IMPATH believes that the use of its services will have two fundamental impacts on cancer management: (1) optimization of patient specific care, and (2) the cost-effective delivery of that care. As a result, IMPATH expects to become an increasingly significant factor in helping to establish both the perception, as well as the reality, of quality for these cancer management groups. IMPATH believes it is well positioned as a vital and central component in the integrated management of cancer.

       In addition to providing important information regarding cancer diagnosis, prognosis, treatment determinants and patient follow-up, IMPATH also expects to be a major resource in providing information regarding cancer predisposition. As a result, IMPATH's expertise can direct and optimize all of the complex and multidisciplined decisions that must be made in the comprehensive management of a patient with cancer.

     SALES AND MARKETING

       Sales Force. As of June 30, 1996, the Company's sales force consisted of 24 employees, including a Director of Sales, two full-time Regional Managers, two part-time Regional Managers and 19 sales representatives. The IMPATH sales force consists of highly trained individuals with extensive scientific backgrounds and successful sales records with health care companies. IMPATH believes that the technical and clinical knowledge of its sales force distinguishes it from other companies.

       Marketing Support. IMPATH supports its sales force with extensive customer service and marketing programs. Due to the technical and scientific complexity of IMPATH's business, the Company has established a strong interactive relationship with its clients. This relationship serves to increase the reliance of the client on IMPATH and is a significant tool for encouraging business growth within the current customer base. The marketing process, therefore, emphasizes educating physicians regarding the development of new technologies and the value of the information provided by IMPATH.

     EMPLOYEES

       As of June 30 1996, the Company had 123 full-time and 36 permanent part-time employees, of which 40 were management, administrative and clerical personnel, 29 were engaged primarily in marketing and sales activities and 90 were engaged in laboratory and related operations. None of the Company's employees is covered by collective bargaining agreements. The Company believes its employee relations are good.

     OPERATIONS

       The Company's operations emphasize (i) customer service, including comprehensive detailed reports, and (ii) quality assurance procedures.

       Customer Service; Reports

       The Company emphasizes customer service, including the provision of a comprehensive detailed report to the referring physician after each analysis is completed. In general, the Company returns its completed analysis and report to the referring physician or clinician within 48 hours of receipt of the tissue specimen, compared with 14 days or more for academic institutions. The Company also employs several customer service representatives, who are responsible for inquiries made by referring physicians and provide support for the Company's sales staff.

       The Company's reports summarize the qualitative and quantitative result of each analysis, with each result being categorized as favorable, borderline or unfavorable. Supporting data for any DNA analyses are provided in a histogram. When appropriate, the report will include a brief interpretation by the Company's medical staff. On the back of each report, IMPATH provides information regarding the analyses performed and the basis for the medical staff's interpretation, including a description of each analysis, the range of results and selected references to the analyses in medical publications. These references serve to educate pathologists and clinicians, many of whom may not be familiar with the analyses performed by IMPATH, as well as to provide authoritative support for the accuracy and validity of such analyses. IMPATH's management believes that the Company's report format is superior to others in the industry.

       Quality Assurance

       IMPATH engages in quality control procedures, many of which are not in common practice. For instance, its facilities do not buy untested commercially available reagent test kits. Instead, each of IMPATH's reagents is selected from various suppliers based on an exhaustive in-house test of purity, batch-to-batch variability, potency and performance. IMPATH believes that its quality review procedures are unmatched in industry and in other centers performing similar analyses. In addition, the quality assurance program of the Company's facilities includes close attention to the Company's Standard Operating Procedures, continuing education and technical training of technologists, statistical quality control of all analytical processes, instrument maintenance, and regular inspection by governmental agencies and the College of American Pathologists ("CAP"). The Company's facilities are CAP accredited, certified by Medicare, licensed by New York State, the City of New York and the State of

     California, and licensed under the Clinical Laboratories Improvement Act of 1967 ("CLIA"). The Company believes it has obtained all licenses and permits required to operate its facilities.

       IMPATH follows the quality control and quality assurance procedures established by CLIA, the CAP and various New York State and New York City agencies.

       The Company's New York and California facilities are supervised by medical directors whose qualifications meet all regulatory requirements. Their primary role is to ensure the accuracy and quality of the Company's analyses. As a further quality assurance procedure, the Company occasionally undergoes peer review with third-party facilities, including Norris Cancer Center and Memorial Sloan-Kettering Cancer Center. The Company's most recent peer review occurred in January 1996, and the results of such peer review were satisfactory to the Company.

       The Company also participates in a number of proficiency testing programs under which, in general, the testing body submits pre-tested samples to a facility in order to measure the facility's results against the known proficiency test value. The proficiency programs are conducted by groups such as the CAP and state and federal government regulatory agencies. The CAP is an independent nongovernmental organization of board-certified pathologists which offers an accreditation program to which facilities can voluntarily subscribe. The CAP accreditation program involves both periodic inspections of the Company's facilities and participation in the CAP's proficiency testing program for all categories in which its facilities seek to attain or maintain accreditation.

     COMPETITION

       The Company provides services in a segment of the health care industry that is highly fragmented and extremely competitive. The Company's actual or potential competitors include large university or teaching hospitals; large clinical laboratories that have substantially greater financial, marketing, logistical and laboratory resources than the Company; special purpose clinical laboratories that have limited test offerings and a highly focused product and marketing strategy; and the Company's customers or potential customers who may choose to perform services similar to those performed by the Company. It is anticipated that competition will continue to increase due to such factors as the perceived potential for commercial applications of biotechnology and the continued availability of investment capital and government funding for cancer-related research. According to the Health Care Financing Administration ("HCFA"), there are over 12,000 federally regulated clinical laboratories, including the 4,000 independent clinical laboratories, which might be deemed actual or potential competitors for the testing business of a cancer-treating physician. There are several large clinical laboratory companies which market a broad range of services nationally, and which have substantially greater financial, selling, logistical and laboratory resources than the Company. These companies typically offer hundreds of different tests. Management believes that these companies compete in general on quality, price and the time required to report results. They are in general not prepared to provide the type of intensive, highly technical, patient-specific service that IMPATH believes the market requires. In addition, management has identified a number of specialized clinical laboratories in the U.S. established since 1987 which have limited test offerings and a highly focused product and marketing strategy.

       Competitive factors aiding the Company's business include a highly skilled medical staff, and a close relationship with founders and consultants who continue to provide new technologies, expertise and direction. IMPATH also has a highly trained and knowledgeable sales force and markets its services based on the quality of service to physicians, accuracy of test results and speed of turnaround (i.e., 48 hours for IMPATH's standard tests compared with 14 days or more for academic centers). Unlike IMPATH, sales forces of most clinical laboratories market hundreds of test services, making it more difficult for them to be thoroughly familiar with the clinical applications of the individual tests that they offer, particularly new clinical tests. In addition, academic institutions, which perform some of the same tests as the Company, typically do not have substantial financial and marketing resources and the pathology laboratories at large regional hospitals are generally dedicated to servicing their resident and affiliated physicians.

     REIMBURSEMENT

       During 1993, 1994, 1995 and the six months ended June 30, 1996, the Company received the following estimated percentages of its total revenues for diagnostic and prognostic services from the respective payors identified below:



                                                             Six Months
                                                                Ended
             Payor                 Year Ended December 31,     June 30,
- --------------------------------  -------------------------  ------------
                                   1993      1994     1995       1996
                                   ----      ----     ----       ----
Hospitals.......................    48%       45%      43%        38%
Private Insurance/Managed Care..    26        29       29         34
Medicare........................    21        22       24         25
Individual Patients.............     5         4        4          3
                                   ---       ---      ---        ---

  Total.........................   100%      100%     100%       100%
                                   ===       ===      ===        ===



       Medicare is a federal health insurance program which provides health insurance coverage for certain disabled persons, for persons aged 65 and older and for certain persons with end stage renal disease. Medicaid is the state administered and state and federally funded program for certain low income individuals. During the years ended December 31, 1993, 1994, and 1995 and the six months ended June 30, 1996, the Company recorded net revenues of approximately $1,352,000, $2,207,000, $3,576,022 and
     $2,384,000, respectively, from Medicare and at the end of such periods accounts receivable from Medicare, net of allowance for doubtful accounts, were approximately $258,000, $320,000, $578,000 and $1,488,000, respectively. To date, the Company has derived no revenues from the Medicaid program. As a participating provider, the Company bills Medicare for covered services and accepts Medicare reimbursement as payment in full for its services, subject to applicable copayments and deductibles.

       Revenues from analyses performed for other patients are derived principally from other third-party payors, including commercial insurers, Blue Cross/Blue Shield plans, health maintenance and preferred provider organizations and from hospitals (who in turn usually bill any third-party payors or patients). With respect to third-party payors, management has elected, to date, not to accept reimbursement rates set by such non-governmental third-party payors as payment in full. With respect to hospitals, management negotiates the terms of the transaction applicable to each arrangement.

       Reimbursement rates for some services of the type or similar to the type performed by the Company have been established by Medicare and some other third-party payors, but have not been established for all services or by all carriers with respect to any particular service. Most carriers, including Medicare, do not cover services they determine to be experimental or investigational, or otherwise not reasonable and necessary for diagnosis or treatment. However, a formal coverage determination is made with respect to relatively few new procedures. When such determinations do occur for Medicare purposes, they most commonly are made by the local Medicare carrier which processes claims for reimbursement within the carrier's geographic jurisdiction. The Company currently receives Medicare reimbursement through two Medicare carriers. Medicare may retroactively audit and review its payments to the Company, and may determine that certain payments for services must be repaid. With respect to other third-party payors, a positive coverage determination, or reimbursement without such determination, by one or more third-party payors does not assure reimbursement by other third-party payors. Significant disapprovals of payment for any of the Company's services by various carriers, reductions or delays in the establishment of reimbursement rates, and carrier limitations on the coverage of the Company's services or the use of the Company as a service provider could have a material adverse effect on the Company's future revenues.

       Medicare Payment for Physician Pathology Services. The services furnished by the Company are characterized for the purposes of the Medicare program as physician pathology services. As of January 1, 1992, all physician services, including pathology services, have been reimbursed by Medicare based on a new methodology known as the resource-based relative value scale ("RBRVS"), which was phased in over a four-year period. A Final Notice updating the RBRVS payment methodology, published November 25, 1992, as well as updates issued subsequently, have not had any significant effect on the Company's reimbursement rates. There have been proposals to reform the RBRVS system by using a single conversion factor rather than the current three and by making changes to the way in which fees are updated. The Company cannot predict whether any of the proposals will be enacted or what the potential impact of any of the proposed changes to the RBRVS will be on the Company's future Medicare reimbursement.

     REGULATORY MATTERS

       As a provider of health care related services, the Company is currently subject to extensive and frequently changing federal, state and local regulations governing licensure, billing, financial relationships, referrals, conduct of operations, purchase of existing businesses, cost containment, direct employment of licensed professionals by business corporations and other aspects of the Company's business relationships. The various types of regulatory activity affect the Company's business either by controlling its growth, restricting licensure of the business entity or by controlling the reimbursement for services provided.

       Laboratory Licensure. The Company's facilities are certified or licensed under the federal Medicare program and CLIA, as amended by the Clinical Laboratory Improvement Amendments of 1988 ("CLIA '88"). Licensure is maintained under the clinical laboratory licensure laws of New York and California, where the Company's facilities are located. The Company believes it has obtained all material laboratory licenses required for its operations. In addition, the California facility is licensed by the federal Nuclear Regulatory Commission and both facilities are accredited by CAP.

       The federal and state certification and licensure programs establish standards for the day-to-day operation of facilities, including, but not limited to, personnel and quality control. Compliance with such standards is verified by periodic inspections by inspectors employed by federal or state regulatory agencies. As of March 1996, clinical facilities with exceptional performance, i.e., no deficiencies and satisfactory proficiency testing, are eligible to participate in the Alternate Quality Assessment Survey, which is a self-survey for recertification instead of an on-site survey every two years. HCFA will continue to survey participating laboratories at least every four years, instead of every two, and will perform random on-site surveys every two years of a sample of laboratories using the new system, in order to verify the new system's effectiveness. In addition, federal regulatory authorities require participation in a proficiency testing program approved by the Department of Health and Human Services ("HHS") for each of the specialties and subspecialties for which a facility seeks approval from Medicare and licensure under CLIA '88 requires participation in proficiency testing programs which involve actual testing of specimens by the facility that have been prepared by an entity running an approved program for testing.

       The Final Rule implementing CLIA '88, published by HHS on February 28, 1992, became effective September 1, 1992. This Final Rule covers all laboratories in the United States, including the Company's facility. The Company has reviewed the Final Rule (and subsequent revisions thereto), including, among other things, the rule's requirements regarding facility administration, participation in proficiency testing, patient test management (including patient preparation, proper specimen collection, identification, preservation, transportation, processing and result reporting), quality control, quality assurance and personnel, for the types of analyses undertaken by the Company, and believes that it complies with these requirements. However, no assurances can be given that the Company's facilities will pass all future inspections conducted to ensure compliance with CLIA '88 or with any other applicable licensure or certification laws.

       Anti-Kickback/Self-Referral Regulations. The Social Security Act imposes criminal penalties and exclusion from the Medicare program upon persons who make or receive kickbacks, bribes or rebates in connection with the Medicare program. The anti-kickback rules prohibit providers and others from soliciting, offering, receiving or paying, directly or indirectly, any remuneration in return for either making a referral for a Medicare-covered service or item or ordering any such covered service or item. In order to provide guidance with respect to the anti-kickback rules, the Office of the Inspector General ("OIG") issued final regulations outlining certain "safe harbor" practices, which although potentially capable of inducing prohibited referrals, would not be prohibited if all applicable requirements are met. A relationship which fails to satisfy a safe harbor is not necessarily illegal, but could be scrutinized on a case-by-case basis.

       Because the anti-kickback rules have been broadly interpreted, they could limit the manner in which the Company conducts its business. The Company believes that it currently complies with the anti-kickback rules in planning its activities, and believes that its activities, even if not within a safe harbor, do not violate the anti-kickback statute. However, no assurance can be given regarding compliance in any particular factual situation, as there is currently no procedure for advisory opinions from government officials. The Congressional Republican proposal provides for the issuance of interpretive rulings by the OIG, upon request. Exclusion of the Company from the Medicare program could result in a significant loss of reimbursement and have a significant adverse effect on the Company.

       Under another provision, known as the "Stark" law or "self-referral" prohibition, physicians who have an investment or compensation relationship with an entity furnishing clinical laboratory services (including pathology services) may not, subject to certain exceptions, refer clinical laboratory analyses for Medicare patients to that entity. Similarly, facilities may not bill Medicare or any other party for services furnished pursuant to a prohibited referral. Violation of these provisions may result in disallowance of Medicare claims for the affected analysis services, as well as the imposition of civil monetary penalties and program exclusion. Under OBRA '93, a provision added to the Stark law allows a physician to make payments to a clinical laboratory in exchange for the facility's provision of clinical laboratory services and continue to refer Medicare patients to that laboratory, without the payments meeting any particular pricing standards. On August 14, 1995, HHS published the Final Rule, with comment, implementing the Stark law. Under the Final Rule, HCFA declined to interpret the OBRA '93 rule with respect to pricing standards. The Final Rule does make clear however, that supplies or services, other than clinical laboratory services, purchased by a physician from a clinical laboratory must be at fair market value.

        A number of states, including New York and California, have enacted similar prohibitions to the Stark law covering referrals of non-Medicare as well as Medicare business. These rules are very restrictive, prohibit submission of claims for payment for prohibited referrals and provide for the imposition of civil monetary and criminal penalties. The Company has no prohibited relationships with any of its referrers. However, the Company is unable to predict how these laws may be applied in the future, or whether the federal government or states in which the Company operates will enact more restrictive legislation or restrictions that could under certain circumstances impact the Company's operations.

       Any exclusion or suspension from participation in the Medicare program, any loss of licensure or accreditation, or any inability to obtain any required license or permit, whether arising from any action by HHS, any state, or any other regulatory authority, would have a material adverse effect on the Company's business. Any significant civil monetary or criminal penalty resulting from such proceedings could have a material adverse effect on the Company.

       Fee-Splitting; Corporate Practice of Medicine. The laws of many states prohibit physicians from sharing professional fees with non-physicians and prohibit non-physician entities, such as the Company, from practicing medicine (including pathology) and from employing physicians to practice medicine (including pathology). The laws in most states regarding the corporate practice of medicine have been subjected to limited judicial and regulatory interpretation. The Company believes its current and planned activities do not constitute fee-splitting or violate any prohibition against the corporate practice of medicine. However, there can be no assurance that future interpretations of such laws will not require structural or organizational modifications of the Company's existing business. In addition, statutes in certain states in which the Company does not currently operate could require the Company to modify its structure.

       Food and Drug Administration. The Food and Drug Administration ("FDA") regulates certain monoclonal antibodies purchased by the Company but does not currently regulate the analytical services which are the Company's principal business. However, the FDA is currently reviewing issues concerning the use of monoclonal antibodies for analytical services and the decisions the FDA ultimately makes could impact the Company.

       Other. Certain federal and state laws govern the handling and disposal of medical specimens, infectious and hazardous wastes and radioactive materials. Failure to comply could subject an entity covered by these laws to fines, criminal penalties and/or other enforcement actions.

       Pursuant to the Occupational Safety and Health Act, facilities have a general duty to provide a workplace to their employees that is safe from hazard. Over the past few years, the Occupational Safety and Health Administration ("OSHA") has issued rules relevant to certain hazards that are found in facilities such as the Company's. Failure to comply with these regulations, other applicable OSHA rules or with the general duty to provide a safe work place could subject an employer, including a facility employer such as the Company, to substantial fines and penalties.

     PROPERTIES

       The Company's main facility and executive offices are located at 1010 Third Avenue, New York, New York, where the Company leases approximately 10,300 square feet of space under four leases expiring in August 1999. The leases provide for minimum aggregate annual rental payments of approximately $278,000. The Company is also required to pay for repairs, property taxes and insurance relating to this facility. The Company believes that its facility is well maintained, in good operating condition and is adequate for its current needs. The Company believes that it can renew its leases or enter into a new lease for equivalent space on commercially reasonable terms.

       The Company's California facility and offices are located at 5230 Pacific Concourse Drive, Los Angeles, California, where the Company has entered into a lease expiring November 2000 for approximately 16,400 square feet of space. This facility commenced operations in December 1995. The lease provides for minimum annual rental payments of approximately $281,000. The Company is also required to pay for repairs, property taxes and insurance relating to this facility.

     LEGAL PROCEEDINGS

       From time to time, the Company is a party to various legal proceedings incidental to its business. The Company believes that none of these legal proceedings will have a material adverse effect on the Company's financial position, results of operations or liquidity.

     INSURANCE

       The Company is presently covered by general liability insurance in the amount of $6,000,000 per occurrence and $7,000,000 in the aggregate and has obtained professional liability insurance in the amount of $1,000,000 per occurrence and $3,000,000 in the aggregate for the Company's Medical Directors and other individuals who practice medicine in the course of their duties. The Company's liability insurance covers claims relating to the handling and disposal of medical specimens, and infectious and hazardous waste, except in the event of malfeasance or fraud by the Company. Management believes that these amounts and types of coverage are adequate to protect the Company and its property against material loss.

                                   MANAGEMENT

     DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

       The following table sets forth certain information regarding the executive officers and directors of the Company.

             Name                Age               Position with the Company
- ------------------------------- ----  -----------------------------------------------------
Anu D. Saad, Ph.D..............   39  President, Chief Executive Officer and Director
John P. Gandolfo...............   35  Executive Vice President, Chief Operating Officer
                                       and Chief Financial Officer
Rogelio R. Rojas-Corona, M.D...   55  Vice President, Medical Affairs and Medical
                                      Director, Western Division
Bruce C. Horten, M.D...........   53  Medical Director, Eastern Division
Richard P. Adelson.............   31  Director of Sales
Yiatin Chu.....................   29  Director of Corporate Marketing
John L. Cassis.................   48  Chairman of the Board and Director
Richard J. Cote, M.D...........   41  Director
Richard Kessler................   65  Director
Joseph A. Mollica..............   55  Director
Marcy H. Shockey...............   42  Director
David B. Snow, Jr..............   41  Director

       The following is a brief summary of the business experience of each of the executive officers and directors of the Company:

       ANU D. SAAD, PH.D. President and Chief Executive Officer and a director. Dr. Saad has been the Company's President, Chief Executive Officer and a director since late 1993. Prior to that, she was the Company's Scientific Director and Director of Business Development. Before joining the Company in 1990, Dr. Saad was Assistant Professor of Cell Biology and Anatomy at Cornell University Medical College/New York Hospital. Dr. Saad has published extensively and has been the recipient of many awards, including those from the National Institute of Health, Muscular Dystrophy Association, Andrew W. Mellon Foundation, Charles H. Revson Foundation, Inc. and the American Cancer Society. Dr. Saad received her Bachelor's Degree from the University of Pennsylvania and her Ph.D. in Developmental Biology from the University of Chicago.

       JOHN P. GANDOLFO. Executive Vice President, Chief Operating Officer and Chief Financial Officer. Mr. Gandolfo has been Executive Vice President and Chief Financial Officer of the Company since April 1994 and Chief Operating Officer of the Company since November 1995. From 1987 through March 1994, Mr. Gandolfo served as Controller, Senior Vice President and Chief Financial Officer of Medical Resources Inc., a publicly held medical diagnostic imaging management company. Mr. Gandolfo was employed at the accounting firm of Price Waterhouse from 1982 to 1986, and with Dow Jones Telerate, Inc. in 1987. Mr. Gandolfo, a Certified Public Accountant, received his B.A. in Economics and Business Administration from Rutgers University.

       ROGELIO R. ROJAS-CORONA, M.D. Vice President, Medical Affairs and Medical Director, Western Division. Prior to joining IMPATH, Dr. Rojas-Corona was Division Head of Immunopathology and Chief of the Immunology Laboratory at Montefiore Medical Center. Dr. Rojas-Corona was trained at Harvard University, Indiana University Medical Center, the University of Pittsburgh, Albert Einstein College of Medicine and Montefiore Medical Center. He was also Assistant Professor of Pathology at Albert Einstein College of Medicine. He earned his M.D. from the National University of Mexico.

       BRUCE C. HORTEN, M.D. Medical Director, Eastern Division. Dr. Horten received his anatomic pathology training at New York Hospital-Cornell University Medical College, and clinical pathology training at the University of California, San Francisco and completed a neuropathology fellowship with Lucien Rubinstein at Stanford University. Dr. Horten earned his M.D. from Duke University. Dr. Horten has been a member of the pathology staffs at the University of California-San Francisco, Memorial Sloan-Kettering Cancer Center and most recently at Lenox Hill Hospital. He continues to serve as a consultant at Lenox Hill Hospital and an instructor in pathology at Cornell University Medical College.

       RICHARD P. ADELSON. Director of Sales. Mr. Adelson has been Director of Sales since August 1994. From January 1992 to August 1994, Mr. Adelson served as District and Regional Sales Manager for the New York Metro Region. Mr. Adelson received his Bachelor's Degree in Biology from the State University of New York at Albany and did graduate studies at the Harvard School of Dental Medicine. Prior to joining IMPATH, Mr. Adelson was a Sales Representative for Surgipath Medical Industries, Inc., a medical equipment company.

       YIATIN CHU. Director of Corporate Marketing. Ms. Chu has been Director of Corporate Marketing since July 1994. In addition to managing new product introductions, Ms. Chu is responsible for overseeing research studies. Since August 1991, she has also served as Project Manager and Director for IMPATH's biotechnology services. Ms. Chu received her Bachelor's Degree in Economics from the State University of New York at Binghamton and received her M.B.A. from Boston University.

       JOHN L. CASSIS. Chairman of the Board of Directors. Mr. Cassis has been the Chairman of the Board since 1993 and a director since 1991. Mr. Cassis joined Hambro America Biosciences, Inc. in 1994 as a co-founder. Prior to that, he was a director of Salomon Brothers Inc, where he co-founded Salomon Brothers Venture Capital in 1986 and headed it from 1990 to 1994. From 1976 to 1981, he was a Managing Director of Ardshiel Associates Inc., a merchant bank. In 1972, Mr. Cassis was employed by Johnson & Johnson where he founded the J&J Development Corp., that firm's venture capital arm, and was J&J's Manager of Acquisitions. Mr. Cassis is currently on the Board of Directors of Articulate Systems Inc., LifeQuest Medical Inc., and Ilex Oncology Inc, and is Chairman of the Board of Directors of Dome Imaging Systems, Inc. Mr. Cassis received his Bachelor's Degree and M.B.A. from Harvard University.

       RICHARD J. COTE, M.D. Founder, Consulting Immunopathologist and a director. Dr. Cote has been a director since 1988. Dr. Cote is Attending Pathologist at the Kenneth J. Norris Cancer Center and an Associate Professor of Pathology at the University of Southern California. He was trained at the University of Michigan, Cornell University Medical College/New York Hospital and Memorial Sloan-Kettering Cancer Center. Dr. Cote holds patents on monoclonal antibody technology and is a leader in the developmental use of monoclonal antibodies in cancer diagnosis and prognosis. Dr. Cote is also known for his work in breast, prostate and bladder cancers and in the immunopathological analysis of cancer. Dr. Cote has been or is on the Scientific Advisory Boards of Johnson & Johnson and Neoprobe Corporation, and is a consultant to various national and international organizations, such as the National Cancer Institute. Dr. Cote graduated Phi Beta Kappa from the University of California with a B.S. in Biology and a B.A. in Chemistry. He received his M.D. from the University of Chicago Pritzker School of Medicine.

       RICHARD KESSLER. Director. Mr. Kessler has been a director since 1991. Mr. Kessler is a private investor and is President of Empire City Capital Corporation and President and Managing Partner of various closely held corporations and partnerships with a broad base of investments. Mr. Kessler received his Bachelor's Degree in Economics from Colgate University.

       JOSEPH A. MOLLICA. Director. Mr. Mollica has been a director since 1995. Mr. Mollica is the Chairman and Chief Executive Officer of Pharmacopeia, Inc., a Princeton, New Jersey-based company engaged in the field of research to discover low molecular weight drug compounds using combinatorial chemistry and automated high throughput screening. Prior to joining Pharmacopeia, Mr. Mollica was

     President and Chief Executive Officer of DuPont Merck Pharmaceutical Company. He also served as Vice President, Medical Products for DuPont, and Senior Vice President of Ciba-Geigy Corp. Mr. Mollica is currently on the Boards of USP, Inc. and Biotechnology Council of New Jersey. He received his Bachelor's Degree from the University of Rhode Island and his M.S. and Ph.D. from the University of Wisconsin.

       MARCY H. SHOCKEY. Director. Ms. Shockey has been a director since 1994. Ms. Shockey has been a general partner of Middlewest Ventures, II, L.P., a venture capital limited partnership, since 1988. From 1981 to 1988, Ms. Shockey made investments for The Allstate Venture Capital Division, primarily in early stage companies. These included Altera Corp., DM Management Company, (Inc.), Kenetech Corporation, Rehab Systems Company and Advo-Systems Inc. From 1978 to 1981, Ms. Shockey was employed by First Chicago's First Scholar Program. Ms. Shockey also serves as a director of First Merchants Acceptance Corporation, LNS Group Inc. and Wes-Tech Inc. Ms. Shockey received her Bachelor's Degree from Denison University and her M.B.A. from the University of Chicago.

       DAVID B. SNOW, JR. Director. Mr. Snow has been a director since 1995. Mr. Snow has been the Executive Vice President of Oxford Health Plans, Inc. since 1993. He is responsible for the Marketing, Medical Delivery/Health Services and Government Programs for the 850,000 member managed health care company, as well as serving as President of several Oxford subsidiaries. From 1988 to 1992, Mr. Snow was co-founder and President of Managed Healthcare Systems, Inc. ("MHS"), a managed health care company committed to the development and operation of Medicaid managed care programs. Prior to MHS, Mr. Snow worked for U.S. Healthcare Inc., as Chief Operating Officer and subsequently President of their 300,000 member HMO subsidiary called Health Maintenance Organization of New Jersey, Inc. Mr. Snow received his Bachelor's Degree in Economics from Bates College and his Masters Degree in Health Care Administration from Duke University.

       The current directors were elected to the Board pursuant to the terms of a shareholders' agreement. Effective upon the completion of the Offering, such shareholders' agreement will terminate.

     COMMITTEES OF THE BOARD OF DIRECTORS

       The Board of Directors has a Compensation Committee, an Audit Committee and a Nominating Committee. The members of the Compensation Committee are John L. Cassis, Richard Kessler and Marcy H. Shockey. The Compensation Committee makes recommendations to the full Board as to the compensation of senior management, administers the Company's 1989 Stock Option Plan and determines the persons who are to receive options and the number of shares subject to each option.

       The members of the Audit Committee are John L. Cassis, Joseph A. Mollica and Marcy H. Shockey. The Audit Committee acts as a liaison between the Board and the independent accountants and annually recommends to the Board the appointment of the independent accountants. The Audit Committee reviews with the independent accountants the planning and scope of the audits of the financial statements, the results of those audits and the adequacy of internal accounting controls and monitors other corporate and financial policies.

       The members of the Nominating Committee are John L. Cassis, Richard J. Cote, M.D., Anu D. Saad, Ph.D. and Marcy H. Shockey. The Nominating Committee recommends to the Board of Directors nominees for election as directors of the Company.

     COMPENSATION OF DIRECTORS

       The Company pays its directors who are not employees of the Company a fee of $1,000 for each directors' meeting and committee meeting attended. During 1995, the Company granted each of the current outside directors stock options to purchase 10,632 shares of Common Stock at a purchase price of $3.50 per share. The options vest ratably on a monthly basis over the next three years.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       All executive officer compensation decisions have been made by the Compensation Committee of the Board of Directors. The Compensation Committee reviews and makes recommendations regarding the compensation for management and key employees of the Company, including salaries and bonuses. No member of the Compensation Committee is an executive of the Company. The current members of the Compensation Committee are John L. Cassis, Richard Kessler and Marcy H. Shockey.

     EXECUTIVE COMPENSATION

       The following table sets forth compensation paid or awarded by the Company during the fiscal year ended December 31, 1995 to the Company's Chief Executive Officer and each of the Company's next four most highly compensated executive officers whose total annual salary plus bonus exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                            ANNUAL COMPENSATION
                                           --------------------
                                                                     ALL OTHER
       NAME AND PRINCIPAL POSITION           SALARY     BONUS    COMPENSATION(1)(2)
- -----------------------------------------  ---------   --------  ------------------

Anu D. Saad, Ph.D.........................   $165,000   $50,000        $   --
  President and Chief
  Executive Officer
John P. Gandolfo..........................    140,000    30,000           758
  Executive Vice President, Chief
  Operating Officer and Chief Financial
  Officer
Rogelio R. Rojas-Corona, M.D..............    210,000        --         1,143
  Vice President, Medical Affairs
  and Medical Director, Western Division
Bruce C. Horten, M.D......................    200,000        --         1,083
  Medical Director, Eastern Division
Richard P. Adelson........................     90,000    45,000           617
  Director of Sales


- ---------------
     (1) The dollar value of perquisites and other personal benefits was less than the lesser of $50,000 or 10% of the total annual salary and bonus for each of the named executive officers, and, accordingly, has been omitted.
     (2) Consists of contributions made by the Company to the Retirement Plan (as hereinafter defined) on behalf of such executive officer.

       The following table sets forth the number and value of options held by the executive officers of the Company named in the Summary Compensation Table at December 31, 1995. No options held by such executive officers were exercised during the fiscal year ended December 31, 1995.

                           AGGREGATED FISCAL YEAR END
                       OPTION VALUES AT DECEMBER 31, 1995

                                    NUMBER OF SECURITIES UNDERLYING UNEXERCISED      VALUE OF IN-THE-MONEY OPTIONS AT
                                            OPTIONS AT DECEMBER 31, 1995                    DECEMBER 31, 1995(1)
                                 ------------------------------------------------   ----------------------------------
             NAME                    EXERCISABLE(2)          UNEXERCISABLE(2)         EXERCISABLE     UNEXERCISABLE
- -------------------------------  --------------------    ------------------------   --------------   ----------------
Anu D. Saad, Ph.D..............          89,719                   71,524               $955,483          $727,726
John P. Gandolfo...............           8,326                   20,025                 85,050           201,294
Rogelio R. Rojas-Corona, M.D...          21,801                      172                267,626             1,866
Bruce C. Horten, M.D...........           3,537                    5,323                 36,997            55,679
Richard P. Adelson.............           3,539                    7,093                 36,891            71,609


- ---------------
     (1) The value of the options is based upon the difference between the exercise price and an assumed market value of $13.00, the initial public offering price.
     (2) Reflects the effectiveness of a 1-for-2.8218735 reverse split of the outstanding shares of Common Stock.

       The Company maintains a $3,000,000 term life insurance policy on the life of Anu D. Saad, Ph.D., the President and Chief Executive Officer of the Company. The Company is the beneficiary of such insurance policy.

     STOCK OPTION PLAN

       The Company sponsors the 1989 Stock Option Plan (the "Plan"). Under the Plan, options to purchase up to an aggregate of 884,688 shares of Common Stock may be granted to key employees, directors and consultants of the Company, of which 768,190 had been granted prior to June 30, 1996.

       The following discussion of the material features of the Plan is qualified by reference to the text of the Plan filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

       The Plan is administered by the Compensation Committee (the "Committee") of the Board of Directors which determines the persons who are to receive options and the number of shares to be subject to each option. In selecting individuals for options and determining the terms thereof, the Committee may take into consideration any factors it deems relevant including present and potential contributions to the success of the Company. Options granted under the Plan must be exercised within a period fixed by the Committee, which may not exceed ten years from the date of the grant of the option or, in the case of incentive stock options granted to any holder on the date of grant of more than ten percent of the total combined voting power of all classes of stock of the Company, five years from the date of grant of the option. Options may be made exercisable in whole or in installments, as determined by the Committee.

       Options may not be transferred other than by will or the laws of descent and distribution and during the lifetime of an optionee may be exercised only by the optionee. The exercise price may not be less than the par value of the Common Stock or, in the case of incentive stock options, not less than the fair market value of the Common Stock on the date of grant of the option. In the case of incentive stock options granted to any holder on the date of grant of more than ten percent of the total combined voting power of all classes of stock of the Company and its subsidiaries, the exercise price may not be less than 110% of the market value per share of the Common Stock on the date of grant. Unless designated as "incentive stock options" intended to qualify under Section 422 of the Internal Revenue Code of 1986 (the "Code"), options which are granted under the Plan are intended to be "nonstatutory stock options". The exercise price may be paid in cash, shares of Common Stock owned by the optionee, or in a combination of cash and shares.

       The Plan provides that, in the event of changes in the corporate structure of the Company or certain events affecting the Common Stock, the Board of Directors may, in its discretion, make adjustments with respect to the number of shares which may be issued under the Plan or which are covered by outstanding options, in the exercise price per share, or both. The Board of Directors may in its discretion provide that in connection with any merger or consolidation involving the Company or any sale or transfer by the Company of all or substantially all its assets, all outstanding options under the Plan will become exercisable in full on or prior to the effective date of the merger, consolidation, sale or transfer.

       As of June 30, 1996, options to purchase 637,277 shares of Common Stock were outstanding under the Plan and 116,498 shares of Common Stock remained available for future grants of stock options.

     401(K) RETIREMENT SAVINGS PLAN

       Effective June 1, 1995, the Company implemented the Impath Inc. 401(k) Retirement Savings Plan (the "Retirement Plan"). The purpose of the Retirement Plan is to provide employees of the Company with an opportunity to save for retirement on a tax advantaged basis.

       All employees are eligible to participate in the Retirement Plan as of the January 1 or July 1 following completion of six months of service with the Company and attainment of age 21. The Retirement Plan permits employees to defer receipt of a portion of their compensation in accordance with
     Section 401(k) of the Code, and have it contributed, by way of payroll deductions, to the Retirement Plan. An employee's interest in his or her 401(k) contributions is fully vested at all times. The Retirement Plan also provides for a Company matching contribution of 25% of the first 4% of compensation contributed by an employee. For plan participants who were employed as of the effective date of the Retirement Plan, Company matching contributions are fully vested and for plan participants who became employees subsequent to that date, Company matching contributions vest over a three-year period.

       An employee generally will be entitled to payment of his or her account balance under the Retirement Plan upon retirement (usually at age 65), death, permanent disability or other termination of employment. Payment under the Retirement Plan will be made in the form of a lump sum.

     LIMITATION OF LIABILITY AND INDEMNIFICATION

       The certificate of incorporation of the Company (the "Certificate") provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the unlawful payment of dividends or unlawful stock purchases under Section 174 of the Delaware General Corporation Law (the "Delaware Law"), or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware Law is amended to eliminate further or limit the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware Law, as so amended. Any repeal or modification of such provision of the Certificate by the stockholders of the Company shall be prospective only and shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

       While the Certificate provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Certificate will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions of the Certificate described above apply to an officer of the Company only if he or she is a director of the Company and is acting in his or her capacity as director, and do not apply to officers of the Company who are not directors.

       The Certificate provides that, to the fullest extent permitted by Section 145 of the Delaware Law, or any comparable successor law, as the same may be amended and supplemented from time to time, the Company (i) may indemnify all persons whom it shall have power to indemnify under the Delaware Law from and against any and all of the expenses, liabilities or other matters referred to in or covered thereby, (ii) shall indemnify each such person if he is or is threatened to be made a party to an action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the Company or because he was serving the Company or any other legal entity in any capacity at the request of the Company while a director, officer, employee or agent of the Company and (iii) shall pay the expenses of such a current or former director, officer, employee or agent incurred in connection with any such action, suit or proceeding in advance of the final disposition of such action, suit or proceeding. The Certificate further provides that the indemnification and advancement of expenses provided for therein shall not be deemed exclusive of any other rights to which those entitled to indemnification or advancement of expenses may be entitled under any by-law, agreement, contract or vote of stockholders or disinterested directors or pursuant to the direction (however embodied) of any court of competent jurisdiction or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     SCIENTIFIC CONSULTANTS

       The Company has consulting agreements with a number of scientists (the "Consultants") with expertise in the Company's core services and technologies who are consulted from time to time by the Company. The Consultants assist the Company in identifying new technologies which may be useful in the Company's business.

       The current Consultants are as follows:

       RICHARD J. COTE, M.D. Founder, director and Consulting Immunologist. Dr. Cote's background is described under "Management--Directors and Executive Officers of the Company."

       CARLOS CORDON-CARDO, M.D., PH.D. Founder, Consulting Immunobiologist and Molecular Biologist. Dr. Cordon-Cardo is Director, Division of Molecular Pathology at Memorial Sloan-Kettering Cancer Center where he is an Associate Member. Dr. Cordon-Cardo is also Associate Professor of Pathology at Cornell University Medical College. He is recognized for his work in tumor biology and molecular analysis of human cancers, mainly in the area of bladder and prostatic carcinomas, melanoma and soft tissue sarcomas. Dr. Cordon-Cardo has worked extensively on oncogenes, tumor suppressor genes and multi-drug resistance receptors as they relate to the diagnosis and prognosis of human neoplasms. Dr. Cardon-Cardo received his M.D. from the Autonomous University of Barcelona, School of Medicine, and his Ph.D. in Cell Biology and Genetics from Cornell University Medical College.

       JUAN ROSAI, M.D. Consulting Pathologist. Dr. Rosai is the James Ewing Alumni Chairman of Pathology at Memorial Sloan-Kettering Cancer Center and Professor of Pathology at Cornell University. Previously, he was Professor of Pathology and Director of Anatomic Pathology, Department of Pathology, Yale University School of Medicine. Dr. Rosai is internationally recognized in the field of tumor pathology, particularly in the fields of thyroid, mediastinal and vascular tumors. Dr. Rosai received his M.D. from the University of Buenos Aires, Argentina.

       CHARLES L. HITCHCOCK, M.D., PH.D. Consulting Pathologist for Flow and Image Cytometry. Dr. Hitchcock is an Assistant Professor of Pathology at The Ohio State University and The Arthur G. James Cancer Hospital and Research Institute. He was trained at the University of Florida, and previously was the Director of the Flow Cytometry Laboratory, Department of Cellular Pathology, at the Armed Forces Institute of Pathology. Dr. Hitchcock is recognized for his work in flow cytometric analyses. Dr. Hitchcock received his M.D. and Ph.D. in anatomy from The Ohio State University.

       VICTOR REUTER, M.D. Consulting Uropathologist. Dr. Reuter is an Associate Member at Memorial Sloan-Kettering Cancer Center and Associate Attending Pathologist at Memorial Hospital. Dr. Reuter has done extensive work in the morphologic, cytogenetic and molecular characterization of genitourinary tumors. He received his M.D. degree from Universidad Nacional Pedro Henriquez Urena in the Dominican Republic and his anatomic and clinical pathology training at Thomas Jefferson University Hospital.

       CLIVE R. TAYLOR, M.D. Consulting Pathologist. Dr. Taylor is the Chairman of the Department of Pathology at the University of Southern California and the Director of Laboratories at the Los Angeles County/University of Southern California Medical Center. He is also on the attending staff at Kenneth Norris, Jr. Cancer Hospital and Research Institute. Dr. Taylor received his M.D. from Emmanuel College at the University of Cambridge and his Ph.D. from the Oxford University Clinical Medical School.

       The Consultants are reimbursed for their expenses, receive cash compensation in connection with their service and have been issued options to purchase shares of Common Stock. The Consultants have been granted stock options to purchase a total of 105,439 shares at a weighted average exercise price of $4.91 per share. The Consultants are all employed by, or have consulting agreements with, entities other than the Company, some of which may compete with the Company. The Consultants are expected to devote only a small portion of their time to the business of the Company, although no specific time commitment has been established. They are not expected to participate actively in the Company's affairs or in the development of the Company's technology. Certain of the institutions with which the Consultants are affiliated may adopt new regulations or policies that limit the ability of the Consultants to render services to the Company, which could adversely affect the Company to the extent that the Company is pursuing development in areas of such Consultants' expertise. To the extent the Consultants have consulting arrangements with or become employed by any competitor of the Company, the Company could be materially adversely affected.

               Any inventions or processes independently discovered by the Consultants will likely not become the property of the Company and will probably remain the property of such persons or of such persons' employers. In addition, the institutions with which the Consultants are affiliated may make available the research services of their personnel, including the Consultants, to competitors of the Company pursuant to sponsored research agreements. The Company requires the Consultants to enter into confidentiality agreements which prohibit the disclosure of confidential information to anyone outside the Company. However, no assurance can be given that competitors of the Company will not gain access to trade secrets and other proprietary information developed by the Company and disclosed to the Consultants.

                              CERTAIN TRANSACTIONS

     ISSUANCE OF SERIES D PREFERRED STOCK AND WARRANTS

       In February 1995, the Company issued an aggregate of 1,612,904 shares of Series D Convertible Participating Preferred Stock, $.01 par value (the "Series D Stock"), for a purchase price of $1.21 per share, and warrants, for a purchase price of $1.13 per warrant share, to purchase an aggregate of 42,529 shares of Common Stock at an exercise price of $3.50 per warrant share (after giving effect to a 1-for-2.8218735 reverse split of the outstanding shares of Common Stock) to certain investors, including 1,092,279 shares and 28,799 warrants to Cross Atlantic Partners K/S ("CAP"); 188,949 shares and 4,982 warrants to Middlewest Ventures, II, L.P.; 186,457 shares and 4,916 warrants to Salomon Brothers Holding Company, Inc. ("SBHC"), an affiliate of Salomon Brothers Inc; 62,173 shares and 1,640 warrants to PB-SB 1985 Investment Partnership VII ("PB-SB"), an affiliate of Salomon Brothers Inc; 20,161 shares and 532 warrants to Anu D. Saad, Ph.D., President, Chief Executive Officer and a director of the Company; 8,064 shares and 213 warrants to John P. Gandolfo, Executive Vice President and Chief Financial Officer of the Company; and 6,048 shares and 160 warrants to Rogelio R. Rojas-Corona, M.D., Vice President, Medical Affairs and Medical Director, Western Division of the Company. The aggregate purchase price for the Series D Stock and the warrants was $2,000,000 (before issuance costs). One of the general partners of Middlewest Ventures, II, L.P. is Marcy H. Shockey, a director of IMPATH; and John L. Cassis, the Chairman of the Board of the Company, may be deemed to beneficially own the shares held by SBHC, PB-SB and CAP, which beneficial ownership Mr. Cassis disclaims. The holders of the Series D Stock are entitled to receive quarterly dividends at a rate per annum of $.0994 per share, when and if declared by the Board of Directors. The liquidation value of the Series D Stock is $1.24 per share plus accrued but unpaid dividends thereon. The warrants may be exercised at any time on or before February 10, 2001. After giving effect to the 1-for-2.8218735 reverse split of the outstanding shares of Common Stock, each share of Series D Stock was converted into 0.35437 of a share of Common Stock immediately prior to the completion of the Company's initial public offering on February 26, 1996. At the closing price on July 8, 1996 of $17.75 per share, the combined unrealized gain on such shares and warrants would be $5,926,781 for CAP, $1,025,253 for Middlewest Ventures, II, L.P., $1,011,727 for SBHC, $337,365 for PB-SB, $109,401 for Dr. Saad, $43,761 for
     Mr. Gandolfo and $32,824 for Dr. Rojas-Corona.

                PRINCIPAL STOCKHOLDERS AND SELLING STOCKHOLDERS

       The following table sets forth certain information regarding beneficial ownership of the Common Stock as of July 1, 1996, and after giving effect to the Offering, by (i) each of the Selling Stockholders, (ii) each person who is known by the Company to beneficially own more than five percent of the Common Stock, (iii) each of the Company's directors, (iv) each of the executive officers named in the Summary Compensation Table and (v) all executive officers and directors as a group. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

                                                                                       Assuming Sale of all Shares
                                                   Prior to Offering                     Subject to the Offering
                                               -------------------------               ---------------------------
                                                                            Maximum
                                               Number of                   Number of    Number of
       Name and Address of Beneficial           Shares     Percentage of    Shares       Shares     Percentage of
                  Owner                         Held(1)     Ownership(1)    Offered      Held(1)     Ownership(1)
- --------------------------------------------   ---------   -------------   ---------    --------    -------------

Salomon Brothers Holding Company,
 Inc.(2)....................................    861,598        16.4%         861,598        - 0 -         - 0 -
c/o Salomon Brothers Inc
7 World Trade Center
New York, New York 10048
Cross Atlantic Partners K/S(3)..............    415,875         7.9          415,875        - 0 -         - 0 -
c/o Hambro American Biosciences
650 Madison Avenue
New York, New York 10022
Middlewest Ventures, II, L.P.(4)............    319,449         6.1          319,449        - 0 -         - 0 -
333 West Wacker Drive
Suite 731
Chicago, Illinois 60606
Middlewest Ventures, I, L.P.................    253,451         4.8          253,451        - 0 -         - 0 -
333 West Wacker Drive
Suite 731
Chicago, Illinois 60606
Anu D. Saad, Ph.D.(5).......................    119,112         2.2            7,677      111,425           2.1
John P. Gandolfo(6).........................     17,621          *             3,071       14,550            *
Rogelio R. Rojas-Corona, M.D.(7)............     82,160         1.6           57,430       24,730            *
Bruce C. Horten, M.D.(8)....................      5,368          *             - 0 -        5,368            *
Richard P. Adelson(9).......................      5,633          *             - 0 -        5,633            *
John L. Cassis(10)..........................      3,543          *             - 0 -        3,543            *
Richard J. Cote, M.D.(11)...................    105,393         2.0           70,655       34,738            *
Richard Kessler(12).........................    128,406         2.4          119,863        8,543            *
Joseph A. Mollica(13).......................      2,953          *             - 0 -        2,953            *
Marcy H. Shockey(14)........................      3,543          *             - 0 -        3,543            *
David B. Snow, Jr.(15)......................      2,953          *             - 0 -        2,953            *
Directors and officers as a group               486,873         8.9          258,696      228,477           4.2
(13 persons)(5), (6), (7), (8), (9), (10),
 (11), (12), (13), (14), (15), (16).........


(footnotes on next page)

     *  Indicates ownership percentage of less than one percent.

     (1) Amounts and percentages include outstanding warrants or options which are exercisable within 60 days of July 1, 1996.

     (2) Includes 4,916 shares issuable pursuant to currently exercisable warrants and 215,407 shares (including 1,640 shares issuable pursuant to currently exercisable warrants) beneficially owned by PB-SB. PB-SB Ventures, Inc., a wholly-owned subsidiary of SBHC, is the sole general partner of PB-SB. By virtue of the relationship between SBHC and PB-SB, SBHC may be deemed to beneficially own shares of Common Stock held by PB-SB.

     (3) Includes 28,799 shares issuable pursuant to currently exercisable warrants.

     (4) Includes 4,982 shares issuable pursuant to currently exercisable warrants.

     (5) Includes 111,435 shares issuable pursuant to currently exercisable stock options and 532 shares issuable pursuant to currently exercisable warrants.

     (6) Includes 14,550 issuable pursuant to currently exercisable stock options and 213 shares issuable pursuant to currently exercisable warrants.

     (7) Includes 22,555 shares issuable pursuant to currently exercisable stock options and 160 shares issuable pursuant to currently exercisable warrants.

     (8) Includes 4,868 shares issuable pursuant to currently exercisable stock options.

     (9) Includes 5,133 shares issuable pursuant to currently exercisable stock options.

     (10) Consists of 3,543 shares issuable pursuant to currently exercisable stock options. Does not include shares beneficially owned by SBHC, PB-SB or CAP. The shares beneficially owned by SBHC, PB-SB and CAP may be deemed to be beneficially owned by Mr. Cassis. Mr. Cassis disclaims any such beneficial ownership.

     (11) Includes 34,238 shares issuable pursuant to currently exercisable stock options.

     (12) Includes 3,543 shares issuable pursuant to currently exercisable stock options.

     (13) Consists of 2,953 shares issuable pursuant to currently exercisable stock options.

     (14) Consists of 3,543 shares issuable pursuant to currently exercisable stock options. Does not include shares beneficially owned by Middlewest Ventures, II, L.P., of which Ms. Shockey is a general partner, or Middlewest Ventures, I, L.P., which designated her as a director of IMPATH. See "Management." The shares beneficially owned by Middlewest Ventures, II, L.P. and Middlewest Ventures, I, L.P. may be deemed to be beneficially owned by Ms. Shockey. Ms. Shockey disclaims any such beneficial ownership.

     (15) Consists of 2,953 shares issuable pursuant to currently exercisable stock options.

     (16) Includes 9,488 shares issuable pursuant to currently exercisable stock options held by another officer of the Company.

                          CAPITAL STOCK OF THE COMPANY

       The following description of the Company's capital stock does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of the Company's Certificate and By-laws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

       The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock, issuable in one or more series. As of July 5, 1996, there were 5,269,837 shares of Common Stock issued and outstanding (excluding treasury shares) held of record by approximately 79 stockholders and 679,806 shares of Common Stock will be issuable upon the exercise of outstanding options and warrants.

     COMMON STOCK

       Holders of Common Stock are entitled to one vote per share on all matters which, pursuant to the Delaware Law, require the approval of the Company's stockholders, other than matters relating solely to another class of stock. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to participate ratably in all distributions to the holders of Common Stock after payment of liabilities and satisfaction of any preferential rights of holders of Preferred Stock. Holders of Common Stock are not entitled to any preemptive rights. Subject to any preferences that may be applicable to any outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive cash dividends ratably on a per share basis if and when such dividends are declared by the Board of Directors from funds legally available therefor.

       The rights, preferences and privileges of holders of shares of Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

     PREFERRED STOCK

       The Board of Directors of the Company is authorized to provide for the issuance by the Company of Preferred Stock in one or more series and to fix the rights, preferences, privileges, qualifications, limitations and restrictions thereof, including, without limitation, dividend rights, dividend rates, conversion rights, voting rights, terms of redemption or repurchase, redemption or repurchase prices, limitations or restrictions thereon, liquidation preferences and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders. The issuance of any series of Preferred Stock may have an adverse effect on the rights of holders of Common Stock, and could decrease the amount of earnings and assets available for distribution to holders of Common Stock. In addition, any issuance of Preferred Stock could have the effect of delaying, deferring or preventing a change in control of the Company.

       Since its formation, the Company has issued an aggregate of 5,579,820 shares of Convertible Participating Preferred Stock, $.01 par value (the "Redeemable Preferred Stock"), in three series. The Series A Redeemable Preferred Stock, the Series B Redeemable Preferred Stock and the Series C Redeemable Preferred Stock originally had cumulative preferred dividends at the annual rate of 9%. The holders of the Series A, Series B and Series C Redeemable Preferred Stock had the right to cause the Company to redeem the shares at a redemption price equal to $.76 per share, $.88 per share and $.90 per share, respectively, plus accrued but unpaid dividends. The redemption rights vested over three-year periods. In connection with the issuance of the Series D Stock, the terms of the outstanding Series A, B and C Redeemable Preferred Stock were amended to eliminate all previously existing redemption rights, eliminate all previously accrued dividends and change the dividend rate to 8%. After giving effect to the 1-for-2.8218735 reverse split of the outstanding shares of Common Stock, on February

     26, 1996 each outstanding share of Preferred Stock was automatically converted into 0.35437 of a share of Common Stock.

       The Company has no present plans to issue any additional shares of Preferred Stock.

     WARRANTS

       The holders of the Warrants, which were issued in February 1995, have the right, prior to February 10, 2001, to purchase 42,529 shares of Common Stock at $3.50 per share, taking into account a 1-for-2.8218735 reverse split of the outstanding shares of Common Stock.

     PURPOSES AND EFFECTS OF CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS

       The description set forth below of certain provisions of the Certificate and the By-laws of the Company (the "By-laws") is intended as a summary only and is qualified in its entirety by reference to the Certificate and the By-laws, the forms of which are included as exhibits to the Registration Statement of which this Prospectus is a part.

       Number of Directors; Removal; Vacancies; Special Meetings; Quorum. The By-laws provide that the number of directors of the Company may be fixed from time to time by vote of the stockholders or of the Board of Directors, but that the number of directors which constitutes the whole Board shall be no less than five. Except where a vacancy on the Board is created pursuant to the removal of a director as described below or where vacancies occur contemporaneously in the offices of all of the directors, which vacancies will be filled by the stockholders, vacancies may be filled by a majority of the directors then in office or by a sole remaining director. The By-laws provide that directors may be removed from the Board, with or without cause, by the affirmative vote of the Company's stockholders holding a majority of the shares of the Common Stock.

       The By-laws further provide that special meetings of the Board of Directors may be called by the Chairman of the Board, Vice-Chairman of the Board or by the President, any director or the holders of 40% of the outstanding shares of Common Stock. The presence of a majority of the directors constituting the Board of Directors shall constitute a quorum for the transaction of business at any regularly held or special meeting of the Board.

       Special Meetings; Actions by Written Consent; Advance Notice Provisions. The By-laws provide that except as otherwise provided by Delaware Law, special meetings of stockholders of the Company may only be called by resolution of the Board of Directors, by the President or by the holders of 40% of the outstanding shares of Common Stock. The By-laws also require advance notice of any special meeting of the Company's stockholders to be delivered to each stockholder entitled to vote at such a meeting.

       Amendment of Certain Provisions of the Certificate and By-laws. Under Delaware Law, the stockholders have the right to adopt, amend or repeal the by-laws and, with the approval of the board of directors, the certificate of incorporation of a corporation. In addition, subject to the terms of one or more series of preferred stock as designated from time to time by the Board of Directors, the Certificate provides that the By-laws may be adopted, altered or repealed by the Board of Directors.

     ANTITAKEOVER LEGISLATION

       Section 203 of the Delaware Law provides that, subject to certain exceptions specified therein, a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the date that such stockholder becomes an interested stockholder unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares), or (iii) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least
     66% of the outstanding voting stock which is not owned by the interested stockholder. Except as specified in Section 203 of the Delaware Law, an interested stockholder is defined to include (x) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the relevant date and (y) the affiliates and associates of any such person.

       Under certain circumstances, Section 203 of the Delaware Law makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations. The Certificate does not exclude the Company from the restrictions imposed under Section 203 of the Delaware Law. It is anticipated that the provisions of Section 203 of the Delaware Law may encourage companies interested in acquiring the Company to negotiate in advance with the Board of Directors, since the stockholder approval requirement would be avoided if a majority of the directors then in office approve, prior to the time the stockholder becomes an interested stockholder, either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

     STOCK TRANSFER AGENT

       The transfer agent for the Common Stock will be American Stock Transfer & Trust Company, New York, New York.

                              PLAN OF DISTRIBUTION

       The shares offered hereby may be offered and sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. Such offers and sales may be made from time to time through the Nasdaq National Market or otherwise, at prices and on terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The methods by which the shares may be sold may include, but are not limited to, the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account;
     (c) an exchange distribution in accordance with the rules of such exchange;
     (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (e) privately negotiated transactions; (f) short sales; and (g) a combination of any such methods of sale. In effecting sales, brokers or dealers engaged by the Selling Stockholders may receive commissions or discounts from the Selling Stockholders or from the purchasers in amounts to be negotiated immediately prior to the sale. The Selling Stockholders may also sell shares in accordance with Rule 144 under the Securities Act.

       The Selling Stockholders and any brokers and dealers participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act. There can be no assurance that the Selling Stockholders will sell any or all of the shares offered hereby.

       The Company is bearing all of the costs relating to the registration of the shares, except commissions, discounts or other fees payable to a broker, dealer, underwriter, agent or market maker in connection with the sale of any of the shares, all of which will be borne by the Selling Stockholders. The Company will not receive any of the proceeds from the Offering, except that it will receive $148,852 upon the exercise of the warrants.

       Pursuant to the registration rights granted to the Selling Stockholders, the Company has agreed to indemnify the Selling Stockholders and any person who controls a Selling Stockholder against certain liabilities and expenses arising out of or based upon the information set forth or incorporated by reference in this Prospectus, and the Registration Statement of which this Prospectus is a part, including liabilities under the Securities Act. Any commissions paid or any discounts or concessions allowed to any broker, dealer, underwriter, agent or market maker and, if any such broker, dealer, underwriter, agent or market maker purchases any of the shares as principal, any profits received on the resale of such shares, may be deemed to be underwriting commissions or discounts under the Securities Act.

                                 LEGAL MATTERS

       The validity of the Common Stock being offered hereby will be passed upon for the Company by Haythe & Curley, 237 Park Avenue, New York, New York 10017.
                                    EXPERTS

               The financial statements of Impath Inc. as of December 31, 1994 and 1995 and for each of the years in the three-year period ended December 31, 1995, included herein and elsewhere in the registration statement, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                                    GLOSSARY

     ANTIBODY:   A protein molecule produced by the immune system that
     specifically binds with an antigen.

     ANTIGEN:   Any of a variety of materials that induce the body's immune system to produce antibodies.

     BACKGROUND:   Usually refers to excess staining, beyond the intended target tissue/organelle.

     BIOPSY:   Removal of tissue from the body for diagnostic reasons.

     CANCER:   A generic term for any kind of malignant tumor.

     CLINICAL:   Pertaining to the symptoms and course of a disease.

     CYTOLOGY:   The study of cells.

     DIAGNOSIS:   The process for deciding what disease is present.

     DIPLOID:   Having two sets of chromosomes (one set from each parent) as normally found in the somatic cells of higher organisms.

     DNA:   Deoxyribonucleic acid. The biochemical constituents of chromosomes.

     EOSIN:   A pink/red cytoplasmic dye.

     ESTROGEN RECEPTOR:   A protein which specifically binds to estrogen and
     mediates its biological activity. When present in breast and other cancers, predicts response to hormonal therapy.

     FINE NEEDLE ASPIRATE OR FNA:   Specimen acquired through insertion of a
     thin needle into a lesion whereby cells are withdrawn using negative pressure.

     FLOW CYTOMETRY:   Method of analysis used to examine the staining of single
     cell suspensions by focusing a laser beam on each cell and measuring the emitted fluorescence.

     HEMATOXYLIN:   A blue dye for staining cell nucleii.

     HER-2/NEU:   Oncoprotein (product of an oncogene); overexpression is a
     negative prognostic indicator in many cancers, including breast and ovarian carcinoma.

     HISTOGRAM:   Two dimensional graph of data (i.e. content vs. cell number).

     HORMONE:   A chemical substance produced by an organ which has a specific regulatory effect on the activity of organs.

     IMAGE ANALYZER:   Instrument consisting of a microscope, camera and
     computer, used to quantify cellular components that have been marked or stained.

     IMMUNOHISTOCHEMISTRY (IHC):   Technique that uses antibodies to identify
     and mark antigens expressed by cells in tissues.

     IN SITU-HYBRIDIZATION:   Use of labeled fragments of DNA (probes) that can
     bind (hybridize) to specific, complementary sequences.

     LYMPH NODES:   Small nodular bodies scattered along the path of lymphatics.
     They produce and store white blood cells and filter harmful substances out of the system. They are often the first site of cancer metastases.

     MICROMETASTASES:   Presence of a small number of tumor cells, particularly
     in the lymph nodes and bone marrow, not readily detected by standard methods.

     LYMPHOMA:   Any neoplasm of lymphoid tissue.

     MONOCLONAL ANTIBODY:   An antibody produced by a single clone of cells
     comprising a single species of antibody molecules. Reacts with only one antigen.

     MUTATION:   An event which changes the structure of DNA in chromosomes;
     mutations can often be seen in cancer cells.

     NEOPLASM:   The uncontrolled growth of cells resulting in a mass (tumor);
     often refers to cancer.

     ONCOGENE:   Abnormal genes derived from proto-oncogenes (normal
     counterparts); are associated with many cancers.

     ONCOLOGY:   The study of cancer.

     P53:   A tumor suppressor gene. Mutations in the p53 gene are associated with many different cancers, and are related to cancer progression.

     PATHOLOGY:   That branch of medicine which studies essential nature of
     disease, especially the structural and functional changes in tissues and organs of the body which cause or are caused by disease.

     PLOIDY:   The number of chromosomal sets, e.g. diploid.

     PROGNOSTIC:   Referring to potential future behavior of a disease.

     PROGESTERONE RECEPTOR:   A protein which specifically binds to progesterone
     and mediates its biological activity. When present in breast and other cancers, predicts response to hormonal therapy.

     PROLIFERATION:   Cell cycle kinetics, reproduction or multiplication of a
     cell.

     RB:   The first tumor suppressor gene described; associated with the childhood tumor retinoblastoma, as well as many other types of cancers.

     RNA:   Ribonucleic acid. A nucleic acid found in all living cells and one of the major chemical constituents of nucleoli and ribosomes; involved in the transmission of genetic information from DNA to proteins.

     SARCOMA:   A malignant neoplasm derived from connective tissues.

     SENSITIVITY:   In IHC, the ability of an antibody to detect the presence of an antigen, particularly at low antigen levels.

     SERUM:   Fluid component of blood (noncellular).

     SPECIMEN:   Material sent in for evaluation, biopsy (tissue) or cell
     suspensions (body fluids).

     STAINING:   To apply reagents to cells in order to impart color to specific components.

     TAXOL:   A chemotherapeutic agent (derived from the bark of the yew tree)
     having broad anti-tumor activity.

     TUMOR:   A swelling or enlargement; a growth or neoplasm, often referring to cancer.

     TUMOR SUPPRESSOR GENE:   A gene involved in the normal growth regulation of
     cells. Abnormalities (mutations) of tumor suppressor genes are associated with the cause and progression of cancer based on abnormal cell growth.

                                  IMPATH INC.

                         INDEX TO FINANCIAL STATEMENTS


Independent Auditors' Report                                                               F-2

Audited Financial Statements:

       Balance Sheets as of December 31, 1994 and 1995...................................   F-3

       Statements of Operations for the years ended December 31, 1993, 1994
         and 1995........................................................................   F-4

       Statements of Stockholders' Equity (Deficiency) for the years ended December 31,
         1993, 1994 and 1995.............................................................   F-5

       Statements of Cash Flows for the years ended December 31, 1993,
         1994 and 1995...................................................................   F-6

       Notes to Financial Statements.....................................................   F-7

Condensed Financial Statements (Unaudited):

       Condensed Balance Sheets as of December 31, 1995 and June 30, 1996...............  F-15

       Condensed Statements of Operations for the three months and six months ended
        June 30, 1995 and June 30, 1996.................................................  F-16

       Condensed Statements of Cash Flows for the six months ended June 30, 1995 and June 30, 1996..............................................................  F-17

       Condensed Statement of Stockholders' Equity for the six months ended
         June 30, 1996..................................................................  F-18

       Notes to Condensed Financial Statements...........................................  F-19


                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
Impath Inc.:


   We have audited the accompanying balance sheets of Impath Inc. as of December 31, 1994 and 1995, and the related statements of operations, stockholders' equity (deficiency) and cash flows for each of the years in the three-year period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Impath Inc. as of December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.


                                         KPMG Peat Marwick LLP



March 4, 1996
New York, New York

                                  IMPATH INC.

                                BALANCE SHEETS

                          DECEMBER 31, 1994 AND 1995



                           ASSETS                                                             1994         1995
                                                                                              ----         ----

Current assets:
 Cash and cash equivalents                                                             $    615,317      1,512,695
 Accounts receivable, net of allowance for doubtful
  accounts of $810,218 in 1994 and $1,485,375 in 1995                                     2,555,870      3,807,376
 Prepaid expenses                                                                            58,769        214,245
 Deferred tax assets, net                                                                        --        505,000
 Other current assets                                                                        32,410         59,116
                                                                                        -----------      ---------
Total current assets                                                                      3,262,366      6,098,432

Fixed assets, less accumulated depreciation and amortization                                832,028      2,305,739
Deposits and other assets                                                                    49,128         79,961
Deferred registration costs                                                                      --        746,462
Goodwill, net of accumulated amortization of $1,246 in 1995                                      --         30,727
                                                                                        -----------      ---------

                                                                                       $  4,143,522      9,261,321
                                                                                        ===========      =========
    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Current liabilities:
 Current portion of loan payable-bank                                                  $    100,000        100,000
 Current portion of capital lease obligations                                                64,878        321,125
 Accounts payable                                                                           235,449      1,013,537
 Income taxes payable                                                                        15,014         78,415
 Accrued expenses                                                                           346,649        485,195
 Accrued dividends payable                                                                       --        478,000
                                                                                        -----------      ---------
Total current liabilities                                                                   761,990      2,476,272
                                                                                        -----------    -----------

Capital lease obligations, net of current portion                                           240,902        946,723
Loan payable - bank, net of current portion                                                      --        183,333
Redeemable preferred stock                                                                6,406,507             --
Stockholders' equity (deficiency):
 Convertible preferred stock:
  Series D 8% Convertible Participating Preferred Stock, $.01 par value.
   Authorized, issued and outstanding 1,612,904 shares in 1995
   (aggregate involuntary liquidation value $2,142,000)                                          --      1,911,879
  Series C 8% Convertible Preferred Stock, $.01 par value.  Authorized, issued and outstanding 3,035,320 shares in 1995 (aggregate
   involuntary liquidation value $2,925,000)                                                     --      2,702,546
  Series B 8% Convertible Preferred Stock, $.01 par value.  Authorized, issued and outstanding 668,182 shares in 1995 (aggregate
   involuntary liquidation value $630,000)                                                       --        562,952
  Series A 8% Convertible Preferred Stock, $.01 par value.  Authorized, issued and outstanding 1,876,318 shares in 1995 (aggregate
   involuntary liquidation value $1,527,000)                                                     --      1,387,908
 Common stock, $.005 par value.  Authorized 20,000,000 shares; 439,113 shares issued in 1994 and 455,007 and 3,003,940 shares issued in
  1995, respectively; 432,025 shares outstanding in 1994 and
  447,919 and 2,996,852 shares outstanding in 1995, respectively                              2,195          2,275
 Additional paid-in capital (deficiency)                                                 (1,676,111)        11,447
 Accumulated deficit                                                                     (1,591,861)      (548,672)
                                                                                        -----------      ---------
                                                                                         (3,265,777)     6,030,335
 Less:
  Cost of 7,088 shares of common stock held in treasury                                        (100)          (100)
  Notes receivable from stockholders                                                             --        (31,335)
  Deferred compensation                                                                          --       (343,907)

 Commitments
                                                                                       ------------      ---------
Total stockholders' equity (deficiency)                                                  (3,265,877)     5,654,993
                                                                                       ------------      ---------
                                                                                        $ 4,143,522      9,261,321
                                                                                       ============      =========

See accompanying notes to financial statements.

                                  IMPATH INC.

                         STATEMENTS OF OPERATIONS DATA

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995




                                                                          1993         1994         1995
                                                                          ----         ----         ----

Revenues:
 Net diagnostic and prognostic services                            $    6,659,313    9,888,084   14,578,326
 Contract laboratory services                                             383,071      126,258      135,238
                                                                       ----------   ----------   ----------
                    Total revenues                                      7,042,384   10,014,342   14,713,564
                                                                       ----------   ----------   ==========

Operating expenses:
 Salaries and related costs                                             4,161,689    4,681,992    6,830,210
 Selling, general and administrative                                    3,805,430    4,351,038    6,862,503
                                                                       ----------   ----------   ----------

                    Total operating expenses                            7,967,119    9,033,030   13,692,713
                                                                       ----------   ----------   ----------

                    Income (loss) from operations                        (924,735)     981,312    1,020,851

Interest income                                                            14,553       16,466      102,711
Interest expense                                                           13,296       31,427       80,373
                                                                       ----------   ----------   ----------
                    Income (loss) before income tax expense              (923,478)     966,351    1,043,189

Income tax expense                                                         18,910       97,921           --
                                                                       ----------   ----------   ==========

                    Net income (loss)                                    (942,388)     868,430    1,043,189

Accrued dividends on preferred stock                                     (371,010)    (427,121)    (478,000)
                                                                       ----------   ----------   ----------

Net income (loss) available to common stockholders                 $   (1,313,398)     441,309      565,189
                                                                       ==========   ==========   ==========

Pro forma net income per share                                                                  $       .31
                                                                                                 ==========

Pro forma weighted average common and common
 equivalent shares outstanding                                                                    3,371,400
                                                                                                 ==========


See accompanying notes to financial statements.

                                  IMPATH INC.

                STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                                         NONREDEEMABLE
                                                                          CONVERTIBLE       ADDITIONAL
                                                  COMMON STOCK          PREFERRED STOCK       PAID-IN
                                               ------------------      ------------------     CAPITAL     ACCUMULATED
                                               SHARES      AMOUNT      SHARES      AMOUNT  (DEFICIENCY)     DEFICIT
                                               ------      ------      ------      ------   ----------    -----------
Balance at December 31, 1992                   335,621    $ 1,678           --  $       --    (947,200)     (1,517,903)

Common shares issued upon exercise
  of stock options                              86,231        431           --          --      26,369              --
Common shares issued as compensation                                                                                --
  for services rendered                          3,972         20           --           --      9,168              --
Preferred stock issuance                            --         --           --           --         --              --
Accrual of preferred stock dividends on
  redeemable preferred stock                        --         --           --           --   (371,010)             --
Net loss for the year ended December 31, 1993       --         --           --           --         --        (942,388)
                                               -------    -------    ---------    ---------    -------        --------
Balance at December 31, 1993                   425,824      2,129           --           -- (1,282,673)     (2,460,291)

Common shares issued as compensation
  for services rendered                         13,289         66           --           --     33,683              --
Accrual of preferred stock dividends on
  redeemable preferred stock                        --         --           --           --   (427,121)             --
Net income for the year ended December 31, 1994     --         --           --           --         --         868,430
                                               -------    -------    ---------    ---------    -------        --------
Balance at December 31, 1994                   439,113      2,195           --          --  (1,676,111)     (1,591,861)

Common shares issued upon exercise
  of stock options                               6,443         33           --          --       6,122              --
Common shares issued as compensation
  for services rendered                          9,451         47           --          --      23,959              --
Preferred stock issuance                            --         --    1,612,904   1,911,879          --              --
Accrual of preferred stock dividends on
  redeemable preferred stock                        --         --           --         --      (46,808)             --
Restructuring of redeemable preferred stock
  in conjunction with Series D preferred
  stock issuance                                    --         --    5,579,820  4,653,406    1,799,909              --
Accrual of preferred stock dividends                --         --           --         --     (478,000)             --
Compensation associated with issuance of options    --         --           --         --      382,376              --
Amortization of deferred compensation               --         --           --         --           --              --
Repayments of loans to stockholders                 --         --           --         --           --              --
Net income for the year ended December 31, 1995     --         --           --         --           --       1,043,189
                                               -------    -------    ---------    ---------    -------        --------
Balance at December 31, 1995                   455,007   $  2,275    7,192,724   $6,565,285     11,447        (548,672)
                                               =======    =======    =========    =========    =======        ========




                                                                                  NOTES
                                                                               RECEIVABLE      DEFERRED
                                                                    TREASURY      FROM         COMPEN-
                                                                      STOCK    STOCKHOLDERS    SATION         TOTAL
                                                                     -------   ------------    --------      ------
Balance at December 31, 1992                                          (100)            -             -   (2,463,525)

Common shares issued upon exercise
  of stock options                                                       -             -             -       26,800
Common shares issued as compensation
  for services rendered                                                  -             -             -        9,188
Preferred stock issuance                                                 -             -             -            -
Accrual of preferred stock dividends on
  redeemable preferred stock                                             -             -             -     (371,010)
Net loss for the year ended December 31, 1993                            -             -             -     (942,388)
                                                                     -------   ------------    --------   ---------
Balance at December 31, 1993                                          (100)            -             -   (3,740,935)

Common shares issued as compensation
  for services rendered                                                  -             -             -       33,749
Accrual of preferred stock dividends on
  redeemable preferred stock                                             -             -             -     (427,121)
Net income for the year ended December 31, 1994                          -             -             -      868,430
                                                                     -------   ------------    --------   ---------
Balance at December 31, 1994                                          (100)            -             -   (3,265,877)

Common shares issued upon exercise                                       -             -             -        6,155
  of stock options
Common shares issued as compensation
  for services rendered                                                  -             -             -       24,006
Preferred stock issuance                                                 -       (33,085)            -    1,878,794
Accrual of preferred stock dividends on
  redeemable preferred stock                                             -             -             -      (46,808)
Restructuring of redeemable preferred stock
  in conjunction with Series D preferred
  stock issuance                                                         -             -             -    6,453,315
Accrual of preferred stock dividends                                     -             -             -     (478,000)
Compensation associated with issuance of options                         -             -      (382,376)           -
Amortization of deferred compensation                                    -             -        38,469       38,469
Repayments of loans to stockholders                                      -         1,750             -        1,750
Net income for the year ended December 31, 1995                          -             -             -    1,043,189
                                                                     -------   ------------    --------   ---------
Balance at December 31, 1995                                          (100)      (31,335)     (343,907)   5,654,993
                                                                     ========  ============    ========   =========

See accompanying notes to financial statements.

                                  IMPATH INC.

                           STATEMENTS OF CASH FLOWS

                 YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995


                                                                         1993         1994         1995
                                                                         ----         ----         ----
Cash flows from operating activities:
 Net income (loss)                                                    $   (942,388)     868,430   1,043,189
 Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
   Depreciation and amortization                                           104,857      154,992     395,901
   Provision for uncollectible accounts receivable                         480,241      797,126   1,580,733
   Amortization of deferred compensation                                        --           --      38,469
   Changes in assets and liabilities (net of the effects
    of the acquisition of OncoCare in 1995):
     Increase in accounts receivable                                    (1,043,626)  (1,688,692) (2,812,333)
     Increase in prepaid expenses                                           (5,759)      (5,995)   (123,548)
     Increase in deferred tax asset                                             --           --    (505,000)
     Decrease (increase) in other current assets                            22,089        8,754     (26,706)
     Decrease (increase) in deposits and other assets                       (8,640)       9,276     (30,833)
     Increase in accounts payable                                          239,148           --     753,088
     Increase (decrease) in income taxes payable                           (23,189)          --      63,401
     Increase (decrease) in accrued expenses                               223,189     (175,270)    138,546
     Decrease in other noncurrent liabilities                               (1,905)          --          --
                                                                        ----------   ----------   ---------

Total adjustments                                                          (13,595)    (899,809)   (528,282)
                                                                       -----------   ----------  ----------

Net cash provided by (used in) operating activities                       (955,983)     (31,379)    514,907
                                                                       -----------   ----------  ----------

Cash flow from investing activities:
 Acquisition of OncoCare, net of cash acquired                                  --           --     (19,955)
 Redemption of short-term investments, net                                 507,672           --          --
 Capital expenditures                                                     (118,521)    (217,028)   (737,239)
                                                                       -----------   ----------  ----------

Net cash provided by (used in) investing activities                        389,151     (217,028)   (757,194)
                                                                        ----------   ----------   ---------

Cash flows from financing activities:
 Issuance of common stock                                                   37,988       33,749      30,161
 Issuance of preferred stock                                             1,256,789           --   1,911,879
 Proceeds from bank loan                                                        --      100,000     300,000
 Repayments of bank loan                                                        --           --    (164,667)
 Payments of capital lease obligations                                          --      (40,992)   (159,911)
 Issuance of loans to stockholders                                              --           --     (33,085)
 Repayments of loans to stockholders                                            --           --       1,750
 Deferred registration costs                                                    --           --    (746,462)
                                                                        ----------   ----------   ---------

Net cash provided by financing activities                                1,294,777       92,757   1,139,665
                                                                       -----------   ----------  ----------

Net increase (decrease) in cash and cash equivalents                       727,945     (155,650)    897,378
Cash and cash equivalents at beginning of year                              43,022      770,967     615,317
                                                                        ----------   ----------   ---------

Cash and cash equivalents at end of year                              $    770,967      615,317   1,512,695
                                                                        ==========   ==========   =========

Supplemental disclosures of cash flow information:
 Cash paid during the period for income taxes                         $     35,144       44,989     441,599
                                                                        ==========   ==========   =========

 Cash paid during the period for interest                             $     13,296       31,427      80,373
                                                                        ==========   ==========   =========

 Fixed assets acquired pursuant to capital leases                     $    141,000      206,000   1,121,979
                                                                        ==========   ==========   =========

 Accrual of dividends on preferred stock                              $    371,010      427,121     524,808
                                                                        ==========   ==========   =========

 Forgiveness of dividends on preferred stock                          $         --           --   1,799,909
                                                                        ==========   ==========   =========

See accompanying notes to financial statements.

                                  IMPATH INC.

                         NOTES TO FINANCIAL STATEMENTS

                       December 31, 1993, 1994 and 1995



(1)       ORGANIZATION

   Impath Inc. (the "Company") was incorporated on March 1, 1988 under the laws of the State of Delaware. The Company was organized for the purpose of establishing a specialized facility dedicated to the use of the most sophisticated technologies to provide diagnostic and prognostic information to physicians specializing in cancer. The Company conducts these analyses by utilizing immunohistochemistry, flow and image cytometry and molecular pathology technologies. The Company's revenues are derived through:


   . diagnostic and prognostic analytical services to hospitals, medical centers, clinical laboratories and physicians; and

   . monoclonal antibody and molecular probe characterization services to biotechnology companies and other researchers.

   The Company submits its invoices for diagnostic and prognostic analytical services to its clients, primary and secondary insurers, or individual patients. The Company does not require collateral from its clients as security for payment of its invoices.


(2)  SIGNIFICANT ACCOUNTING POLICIES

   (a)    Cash Equivalents


     Cash equivalents of $477,360 at December 31,1994 consist of money market funds in the amount of $427,360 and certificates of deposit in the amount of $50,000. Cash equivalents of $1,494,976 at December 31, 1995 consist of US treasury bills in the amount of $1,481,935, and money market funds in the amount of $13,041. For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

   (b)    Fixed Assets


   Leasehold improvements and furniture, fixtures, laboratory equipment and personal computers are stated at cost. Depreciation of furniture, fixtures, laboratory equipment and personal computers is provided over their estimated useful lives (which range from three to seven years) using the straight-line method, and leasehold improvements are being amortized over the shorter of the related lease term or the lives of the improvements using the straight-line method.

   Software development costs represent external costs capitalized for software developed to meet the specific needs of the Company. These costs are being amortized over a three-year period using the straight-line method.

   (c)    Revenue Recognition

   Revenues are recognized on an accrual basis as earned at such time as the Company has completed performance of its diagnostic or prognostic services.

   (d)    Goodwill

   Goodwill is being amortized over a 15-year period using the straight-line method.

                                  IMPATH INC.

   (e)    Deferred Registration Costs


     Deferred registration costs represent costs incurred through December 31, 1995, in connection with the Company's initial public offering (see note 13).

   (f)    Income Taxes

     Income taxes are provided pursuant to the asset and liability method as described in Statement of Financial Accounting Standards ("SFAS") No.109 ("SFAS 109"). SFAS 109 requires that the Company recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under SFAS No.109, deferred tax assets and liabilities are determined on the basis of the difference between the tax basis of assets and liabilities and their respective financial reporting amounts ("temporary differences") at enacted tax rates in effect for the years in which the differences are expected to reverse.


   (g)    Amendment to Certificate of Incorporation

     On October 31, 1995, the Company filed an amendment to its Certificate of Incorporation that provided for a 1-for-2.8218735 reverse stock split of outstanding common stock. All common stock share and per share amounts (including preferred stock conversion rates) in the accompanying financial statements have been retroactively adjusted for the reverse stock split.

   (h)    Pro Forma Net Income Per Share

     Pro forma net income per share is based on the weighted average number of shares of common stock outstanding after giving effect to the conversion (calculated using the as-converted method) of the convertible preferred stock that converted (see note 9) upon the completion of the Company's initial public offering. Common equivalent shares from stock options and warrants are included in the computation using the treasury stock method to the extent that their effect is dilutive. All stock options and warrants issued within a one year period prior to the initial filing of the registration statement (see notes 9(a), 9(b) and 13) relating to the initial public offering have been treated as outstanding for all reported periods.


   (i)    Use of Estimates

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.


(3)  FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No.107, "Disclosure about Fair Value of Financial Instruments," defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.

     The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short maturity of those instruments.

                                  IMPATH INC.

The fair value of the loan payable approximates the carrying value as its stated interest rate is consistent with rates currently available to the Company for similar debt instruments of comparable maturities.


(4)  BUSINESS AND CREDIT CONCENTRATIONS


          At December 31, 1995, approximately 50% of the Company's clients are located in the Metropolitan New York area and in California. Accounts receivable from clients as a percentage of total net receivables at December 31, 1994 and 1995 are as follows:


                                           1994         1995
                                           ----         ----

Medicare                                    13%         15%
Commercial insurance                        35          33
Hospitals, clinics and other institutions   38          37
Patients                                    14          15
                                           ---         ---
                                           100%        100%
                                           ===         ===

(5)  FIXED ASSETS

At December 31, 1994 and 1995, fixed assets consisted of the following:

                                                1994       1995
                                                ----       ----

Personal computers                          $  56,340     283,096
Software development costs                    181,119     629,361
Furniture, fixtures and laboratory equipment  758,527   1,442,646
Leasehold improvements                        247,250     757,560
                                            ---------   ---------
                                            1,243,236   3,112,663
                                           ----------   ---------

Less accumulated depreciation and
 amortization                                 411,208     806,924
                                            ---------   ---------
                                              832,028   2,305,739
                                            =========   =========


  Included in the above at December 31, 1995 are gross assets under capital leases of approximately $1,505,000 and the related accumulated amortization at such date was approximately $390,000.

(6)  ACQUISITION

  In May 1995, the Company acquired the assets and assumed certain liabilities of OncoCare, a serum analysis facility located in California, for a total purchase price of $20,000 plus assumed liabilities of $73,000. The acquisition was accounted for as a purchase and resulted in goodwill of $31,973. The results of operations of OncoCare are included in the accompanying financial statements from the date of acquisition.

                                  IMPATH INC.

(7) ACCRUED EXPENSES

    Accrued expenses are comprised of the following as of December 31, 1994 and 1995:

                                                   1994          1995
                                                   ----          ----
                Deferred registration costs   $        --       236,373
                Salaries and related costs        175,114       129,409
                Other accrued expenses            171,535       119,413
                                                  -------       -------
                                              $   346,649       485,195
                                                  =======       =======

(8) INDEBTEDNESS


    During January 1994, the Company entered into a revolving term loan agreement ("Agreement") in the amount of $100,000 with a commercial bank. Borrowings under the Agreement were secured by the Company's accounts receivable. Borrowings bore interest at the bank's prime rate plus 1%. The outstanding indebtedness under the loan at December 31, 1994 was $100,000. In March 1995, this amount was repaid out of the proceeds of the Company's 8% Series D Convertible Participating Preferred Stock offering (see note 9(a)). The Agreement was terminated in March 1995.

    The Company entered into a new line of credit with Chemical Bank in the aggregate amount of $1,000,000, which expires on June 30, 1996. Borrowings under the line are secured by and limited to 60% of eligible accounts receivable and must be reduced to zero for at least 30 consecutive days during the term of the line. Borrowings bear interest at 0.5% over the bank's prime rate. As of December 31, 1995, there were no amounts outstanding under this line of credit.

    On September 21, 1995, the Company entered into a $300,000 term loan with a commercial bank. Borrowings are secured by the Company's accounts receivable and a promissory note that requires repayment over 36 months using an effective rate of interest equal to the bank's prime rate (8.5% at December 31, 1995) plus 1.0%. The outstanding indebtedness under the loan at December 31, 1995 was $283,333. Amounts are payable as follows for the years ended December 31, 1996
- - $100,000, 1997 - $100,000; 1998 - $83,333.

(9) STOCKHOLDERS' EQUITY (DEFICIENCY)

     (a)    Preferred Stock

     Redeemable preferred stock consists of the following at December 31, 1994:

        Series C 9% Convertible Preferred Stock, $.01 par value.
          Authorized, issued and outstanding 3,035,320 shares $ 3,380,908 Series B 9% Convertible Preferred Stock, $.01 par value
          Authorized, issued and outstanding 668,182 shares           814,631
        Series A 9% Convertible Preferred Stock, $.01 par value
          Authorized, issued and outstanding 1,876,318 shares..     2,210,968
                                                                    ---------
Total redeemable preferred stock                                 $  6,406,507
                                                                    =========

                                  IMPATH INC.

                 --------------------------------------------

     Effective February 10, 1995, the Company sold 1,612,904 shares of its 8% Series D Convertible Participating Preferred Stock and warrants to purchase 42,529 shares of its common stock at $3.50 per share for an aggregate sales price of $2,000,000 (before issuance costs). The warrants are exercisable for a period of six years. No value was ascribed to these warrants for financial reporting as the Company believes such amount would not be material to the accompanying financial statements. The warrants are considered to be outstanding for all periods presented for the purpose of the calculation of pro forma net income per share. The holders of this preferred stock may convert their shares into shares of common stock, subject to certain adjustments. Concurrent with the issuance of the 8% Series D Convertible Participating Preferred Stock and common stock warrants, the terms of the outstanding Series A, B and C Redeemable Preferred Stock were revised, resulting in the elimination of all previously existing redemption rights, elimination of all previously accrued dividends in the amount of $1,799,909 and a change in the future dividend rate from 9% to 8%, which would be payable when declared by the Board of Directors or, whether or not so declared, in the event of a liquidation or deemed liquidation, and participation in liquidation on a pro-rata basis to common and preferred stockholders on an as-converted basis. The holders of the Series D preferred stock are entitled to preference in liquidation amounts. The available assets would be distributed pro rata to common and preferred stockholders on an as-converted basis.

     In June 1988 and March 1990, the Company sold 1,776,318 and 100,000 shares, respectively, of its Series A 9% Convertible Preferred Stock (subsequently amended to 8%) with a par value of $.01 per share for $1,350,000 (before issuance costs) and $76,000, respectively. The holders of this preferred stock may convert their shares into shares of common stock at any time. Each of these preferred shares is convertible into .3543745 shares of common stock. The conversion ratio is subject to adjustment upon the occurrence of certain capital transactions as defined. The agreements under which these shares were sold contain anti-dilutive provisions and preemptive rights with respect to new stock issuances.

     The holders of the Series A 8% Convertible Preferred Stock are entitled to receive a cumulative dividend at the annual rate of 8%, commencing February 10, 1995, when and as declared by the Board of Directors, or whether or not so declared, in the event of a liquidation or deemed liquidation. Further, these preferred stockholders shall participate in any dividends declared on the common stock and shall be entitled to voting rights, on an as-converted basis. The liquidation value of each of these preferred shares is $.76 per share, plus accrued dividends commencing February 10, 1995.


     In March 1990, the Company issued 668,182 shares of its Series B 9% Convertible Preferred Stock (subsequently amended to 8%; terms are substantially identical to those of the Series A 8% Convertible Preferred Stock) for an aggregate consideration of $587,998 (before issuance costs). The holders of the Series B 8% Convertible Preferred Stock are entitled to preference in liquidation over holders of the Series A 8% Convertible Preferred Stock. The liquidation value of each of these preferred shares is $.88 per share, plus accrued dividends commencing February 10, 1995.

     In March 1991, the Company issued 1,638,887 shares of its Series C 9% Convertible Preferred Stock (subsequently amended to 8%; terms are substantially identical to those of the Series A 8% Convertible Preferred Stock) for an aggregate consideration of $1,475,000 (before issuance costs). In June and July 1993, the Company issued 1,396,433 additional shares of its Series C 9% Convertible Preferred Stock (subsequently amended to 8%) for an aggregate consideration of $1,256,789. The holders of the Series C 8% Convertible Preferred Stock are entitled to preference in liquidation over holders of the Series A 8% Convertible Preferred Stock and the Series B 8% Convertible Preferred Stock. The liquidation value of each of these preferred shares is $.90 per share, plus accrued dividends commencing February 10, 1995.

                                  IMPATH INC.

     Upon the consummation of the Company's initial public offering on February 20, 1996 (see note 13), all preferred shares were converted into 2,548,933 shares of common stock.

     In October of 1995, the Financial Accounting Standards Board issued SFAS No.123, "Accounting for Stock-Based Compensation," which must be adopted by the Company in 1996. The Company has elected not to implement the fair value based accounting method for employee stock options, but has elected to disclose, commencing in 1996, the pro forma net income and earnings per share as if such method had been used to account for stock-based compensation cost as described in the Statement.

     (b)  Stock Option Plan

     In February 1989, the Company adopted (and subsequently amended) a Stock Option Plan, which provides for granting to certain key employees of the Company, directors and consultants, options to purchase up to 884,688 shares of common stock. Options granted are exercisable over a period not to exceed ten years. At December 31, 1995, options to purchase approximately 533,357 shares of common stock at exercise prices ranging from $.28 to $8.00 per share were outstanding, 271,885 of which were exercisable.


     In August of 1995, four directors were granted options to purchase a total of 42,528 shares at an exercise price of $3.50 per share under the Company's Stock Option Plan, which vest ratably over 36 months. Management of the Company estimated the fair market value of the underlying common stock to be approximately $8.00 per share and, accordingly, recorded deferred compensation of $191,000, which amount will be amortized ratably over the vesting period. In October of 1995, three additional directors were granted options to purchase a total of 31,896 shares at an exercise price of $3.50 per share, which vest ratably over 36 months. Management of the Company estimated fair market value of the underlying common stock to be approximately $9.50 per share and, accordingly, recorded deferred compensation of $191,000, which amount will be amortized ratably over the vesting period. All such options issued to directors (and other options issued subsequent to November 1, 1994) are considered to be outstanding for all periods presented for purposes of the calculation of pro forma net income per share.

     The following is a summary of option activity during the years ended December 31, 1993, 1994 and 1995:

                                                Shares        Price
                                            under options   range ($)
                                            --------------  ----------
Options outstanding at December 31, 1992          306,993    .28-2.54
Granted                                            84,089      2.54
Exercised                                         (86,231)   .28-2.54
Canceled                                          (43,647)     2.54
                                                  -------
Options outstanding at December 31, 1993..        261,204    .28-2.54
Granted                                           204,297   2.54-3.50
Canceled                                          (35,615)     2.54
                                                  -------
Options outstanding at December 31, 1994..        429,886    .28-3.50
Granted                                           126,692   3.50-8.00
Exercised                                          (6,444)   .56-3.50
Canceled                                          (16,777)   .56-3.50
                                                  -------
Options outstanding at December 31, 1995..        533,357    .28-8.00
                                                  =======

                                  IMPATH INC.

(10) 401(K) RETIREMENT SAVINGS PLAN

      Effective June 1, 1995, the Company adopted the Impath Inc. 401(k) Retirement Savings Plan (the "Plan") benefiting certain employees. Employees who are over the age of 21 and have completed six months of service are eligible for voluntary participation in the Plan. Employees may contribute 1% to 20% of their total salaries on a before tax basis, and the Company will match up to 25% of the first 4% of employee contributions. Plan participants who were employees as of June 1, 1995 are 100% vested in all contributions. Any employees hired subsequent to June 1, 1995 are 100% vested in their own contributions and will vested in employer contributions over a three-year period. Employer contributions for the year ended December 31, 1995 were $22,129.

(11)  INCOME TAXES

      The components of the provision for income taxes for 1993, 1994 and 1995 are as follows:

                                               1993      1994       1995
            Current:
              Federal                          $     --    336,000    463,000
              State and local                    18,910    337,921    321,000
              Benefit of operating loss              --   (576,000)  (279,000)
              carryforwards                    --------   --------   ---------

                                                 18,910     97,921    505,000
                                               --------   --------   --------
            Deferred:
              Federal                                --         --   (298,000)
              State and local                        --         --   (207,000)
                                               --------   --------   --------

                                                     --         --   (505,000)
                                               --------   --------   --------
                                               $ 18,910     97,921         --
                                               ========   ========   ========

Net deferred tax assets at December 31, 1994 and 1995 are as follows:

                                                 1994        1995

            Net operating loss carryforwards $  279,000         --
            Allowance for doubtful accounts     365,000    667,000
            All other                           (30,000)   (77,000)
                                               --------   --------
                                                614,000    590,000

            Less: Valuation allowance          (614,000)   (85,000)
                                               --------   --------
            Deferred tax assets, net          $      --    505,000
                                              =========   ========

                                  IMPATH INC.

     The Company has reduced its valuation allowance against net deferred tax assets in 1995 to increase the carrying value of such assets to the extent of taxes that it expects to pay on estimated current year taxable earnings through December 31, 1995. As a result, management of the Company believes that it is more likely than not that future tax benefits will be realized as a result of the reversal of its temporary differences.

     A reconciliation of the Federal statutory income tax rate to the effective tax rate for the years ended December 31, 1993, 1994 and 1995 follows:


                                                 1993     1994    1995
                                                -------  ------  ------
Federal statutory income tax rate               (34.0%)   34.0%   34.0%
State and local taxes, net of Federal income
          tax benefit                            (1.4)    23.1    20.3
Change in valuation allowance                    37.5    (48.7)  (50.7)
Other                                              --      1.7    (3.6)
                                                -----    -----   -----
                                                  2.1%    10.1%    0.0%
                                                =====    =====   =====

(12)      LEASES

     The Company utilizes laboratory and office facilities and leases equipment pursuant to the terms of operating and capital leases, which expire in 1996 through 2001 (certain leases expiring in 1999 are cancelable at the Company's option in 1996).

     The present value of future minimum lease payments (including those cancelable at the Company's option in 1996 and subject to increases in the Consumer Price Index and real estate taxes) for the operating and capital leases are as follows:

                                 Operating    Capital
Year ending December 31            leases      leases
- -----------------------          ---------    -------

1996                          $   665,483     469,206
1997                              629,989     487,407
1998                              593,791     450,166
1999                              467,828     172,450
2000                              266,754          --
Thereafter                          3,116          --
- --------------                   --------  ----------

                              $ 2,626,961   1,579,229
                               ==========

  Less amount representing interest          (311,381)
                                            ---------
  Present value of minimum lease payments   1,267,848


  Less current portion                        321,125
                                            ---------
                                            $ 946,723
                                             ========

     For the years 1993, 1994 and 1995, rent expense totaled $250,955, $316,498 and $328,580, respectively.

(13)      INITIAL PUBLIC OFFERING

     On October 13, 1995, the Board of Directors authorized the Company to file a registration statement with the Securities and Exchange Commission to register shares of its common stock in connection with an initial public offering. Such offering was consummated on February 26, 1996, for a total of 2,242,500 common shares at an offering price of $13 per share. The net proceeds to the Company amounted to approximately $26,062,000.

                                  IMPATH INC.

                            CONDENSED BALANCE SHEETS



                            ASSETS                                     DECEMBER 31,        JUNE 30,
                                                                           1995              1996
                                                                                         (UNAUDITED)
                                                                       ------------      -----------

Current assets:
 Cash and cash equivalents                                               $1,512,695      $10,954,102
 Investments, at fair value                                                               14,194,148
 Accounts receivable, net of allowance for doubtful accounts              3,807,376        5,699,690
 Prepaid expenses and other current assets                                  273,361          563,814
 Deferred tax assets, net                                                   505,000          505,000
                                                                       ------------      -----------
    Total current assets                                                  6,098,432       31,916,754

Fixed assets, less accumulated depreciation and amortization              2,305,739        2,644,914
Deposits and other assets                                                    79,961           88,878
Deferred registration costs                                                 746,462                -
Goodwill, net of accumulated amortization                                    30,727           29,481
                                                                       ------------      -----------
                                                                         $9,261,321      $34,680,027
                                                                       ============      ===========

               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Loan payable-current portion                                               100,000                -
 Current portion of capital lease obligations                            $  321,125      $   466,743
 Accounts payable and accrued expenses                                    1,498,732        1,075,094
 Income taxes payable                                                        78,415                -
 Accrued dividends payable                                                  478,000                -
                                                                       ------------      -----------
    Total current liabilities                                             2,476,272        1,541,837
                                                                       ------------      -----------
Capital lease obligations, net of current portion                           946,723        1,071,819
Loan payable, net of current portion                                        183,333                -

Stockholders' equity:
 Convertible preferred stock
  Series D 8% Convertible Participating Preferred Stock, $.01 par value.  1,911,879                -
  Series C 8% Convertible Preferred Stock, $.01 par value.                2,702,546                -
  Series B 8% Convertible Preferred Stock, $.01 par value.                  562,952                -
  Series A 8% Convertible Preferred Stock, $.01 par value.                1,387,908                -
 Common stock, $.005 par value,                                               2,275           26,349
 Additional paid-in capital                                                  11,447       32,229,740
 Accumulated earnings (deficit)                                            (548,672)         118,918
                                                                       ------------      -----------
                                                                          6,030,335       32,375,007

Less:
  Cost of shares of common stock held in treasury                              (100)            (100)
  Notes receivable from officers                                            (31,335)         (28,421)
  Deferred compensation                                                    (343,907)        (280,115)
                                                                       ------------      -----------
    Total stockholders' equity                                            5,654,993       32,066,371
                                                                       ------------      -----------
                                                                         $9,261,321      $34,680,027
                                                                       ============      ===========



SEE ACCOMPANYING NOTES TO CONDENSED FINANCIAL STATEMENTS

                                  IMPATH INC.
                       CONDENSED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                              THREE MONTHS ENDED JUNE 30,    SIX MONTHS ENDED JUNE 30,
                                              ---------------------------    ---------------------------
                                                 1995           1996             1995            1996
                                              ----------     ----------       ----------      ----------

Revenues,
 Net diagnostic and prognostic services       $3,470,737     $5,021,886       $6,649,095      $9,716,236
 Contract laboratory services                     27,839         58,011           65,132         105,686
                                              ----------     ----------       ----------      ----------
Total revenues                                 3,498,576      5,079,897        6,714,227       9,821,922
                                              ----------     ----------       ----------      ----------
Operating expenses,
 Salaries and related costs                    1,675,559      2,257,961        3,148,986       4,513,525
 Selling, general and administrative           1,552,671      2,242,402        2,943,823       4,500,990
                                              ----------     ----------       ----------      ----------
  Total operating expenses                     3,228,230      4,500,363        6,092,809       9,014,515
                                              ----------     ----------       ----------      ----------
    Income from operations                       270,346        579,534          621,418         807,407

Interest income                                   30,814        334,069           49,733         454,807
Interest expense                                  12,208         45,042           25,303          90,747
                                              ----------     ----------       ----------      ----------
 Income before income tax expense                288,952        868,561          645,848       1,171,467
Income tax expense                                     -       (369,137)               -        (503,877)
                                              ----------     ----------       ----------      ----------
 Net income                                      288,952        499,424          645,848         667,590
                                              ==========     ==========       ==========      ==========

Accrued dividends on preferred stock            (134,546)             -         (255,280)        (82,346)
                                              ----------     ----------       ----------      ----------
Net income available to common stockholders   $  154,406     $  499,424       $  390,568      $  585,244
                                              ==========     ==========       ==========      ==========
Net income and pro forma net income
 per share                                    $     0.09     $     0.09       $     0.20      $     0.13
                                              ==========     ==========       ==========      ==========
Weighted average and pro forma weighted
 average common and common equivalent
 shares outstanding                            3,315,000      5,760,000        3,184,000       5,118,000
                                              ==========     ==========       ==========      ==========

SEE ACCOMPANYING NOTES TO CONDENSED FINANCIAL STATEMENTS

                                  IMPATH INC.

                       CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)


                                                                       SIX MONTHS ENDED JUNE 30,
                                                                      ---------------------------
                                                                         1995              1996
                                                                      -----------      ------------

Cash flows from operating activities,
 Net income                                                           $   645,848      $    667,590
  Adjustments to reconcile net income to net cash provided
   by operating activities:
   Depreciation and amortization                                          135,942           369,607
   Provision for uncollectible accounts receivable                        610,001         1,132,625
    Amortization of deferred compensation                                       -            63,792
    Changes in assets and liabilities
    Increase in accounts receivable                                    (1,067,063)       (3,024,939)
    Increase in prepaid expenses and current assets                      (302,173)         (319,934)
    Increase in marketable securities                                  (1,971,643)      (14,194,148)
    Decrease (Increase) in deposits and other assets                       (9,568)           21,276
    Decrease in accounts payable and accrued expenses                    (164,887)         (423,640)
    Decrease in income taxes payable                                            -           (78,415)
                                                                      -----------      ------------
     Total adjustments                                                 (2,769,391)      (16,453,776)
                                                                      -----------      ------------
Net cash used in operating activities                                  (2,123,543)      (15,786,186)
                                                                      -----------      ------------
Cash flow from investing activities:
  Capital expenditures                                                   (175,884)         (210,904)
                                                                      -----------      ------------
Net cash used in investing activities                                    (175,884)         (210,904)
                                                                       -----------     -------------
Cash flows from financing activities:
 Issuance of common stock                                                   2,440        25,759,428
 Issuance of preferred stock                                            1,999,982                 -
 Payment of dividends on preferred stock                                        -          (560,346)
 Repayments of bank loan                                                 (100,000)         (283,333)
 Payments on capital lease obligations                                    (80,253)         (226,629)
 Payments received on officer loans                                             -             2,914
 Deferred Registration Costs                                                    -           746,463
                                                                      -----------      ------------
Net cash provided by financing activities                               1,822,169        25,438,497
                                                                      -----------      ------------
Net increase (decrease) in cash and cash equivalents                     (477,258)        9,441,407
Cash and cash equivalents at beginning of period                          615,317         1,512,695
                                                                      -----------      ------------
Cash and cash equivalents at end of period                            $   138,059      $ 10,954,102
                                                                      ===========      ============


SEE ACCOMPANYING NOTES TO CONDENSED FINANCIAL STATEMENTS

                                  IMPATH INC.
                  CONDENSED STATEMENT OF STOCKHOLDERS' EQUITY
                        SIX MONTHS ENDED JUNE 30, 1996
                                  (unaudited)


                                                               NONREDEEMABLE
                                                                CONVERTIBLE
                                      COMMON STOCK            PREFERRED STOCK     ADDITIONAL
                                  -------------------    ----------------------    PAID-IN
                                    SHARES     AMOUNT     SHARES       AMOUNT      CAPITAL
                                  ---------   -------    ----------  ----------   ----------
Balance at December 31, 1995        455,007   $ 2,275    7,192,724   $6,565,285       11,447
Common shares issued upon
 initial public offering          2,242,500    11,212                             25,726,054
Common shares issued upon
 exercise of stock options           23,397       117                                 22,045
Conversion of preferred
 shares into common
  shares upon initial
  public offering                 2,648,933    12,745   (7,192,724)  (6,565,285)   6,552,540
Accrual of preferred stock
 dividends                                                                           (82,346)
Amortization of deferred
 compensation
Repayments of loans to
 officers
Net income for the period
 ended June 30, 1996
                                 ----------   -------    ----------  ---------    ----------
Balance at June 30, 1996          5,269,837    26,349            -          -     32,229,740
                                 ==========   =======    ==========  =========    ==========

                                                                   NOTES
                                                                 RECEIVABLE
                                    ACCUMULATED      TREASURY       FROM         DEFERRED
                                      DEFICIT         STOCK       OFFICERS     COMPENSATION      TOTAL
                                    ---------        --------    ---------     ------------   ----------
Balance at December 31, 1995         (548,672)          (100)      (31,335)      (343,907)     5,654,993
Common shares issued upon
 initial public offering                                                                      25,737,266
Common shares issued upon
 exercise of stock options                                                                        22,162
Conversion of preferred
 shares into common
  shares upon initial
  public offering                                                                                      -
Accrual of preferred stock
 dividends                                                                             -         (82,346)
Amortization of deferred
 compensation                                                                      63,792         63,792
Repayments of loans to
 officers                                                            2,914                         2,914
Net income for the period
 ended June 30, 1996                  667,590                                                    667,590
                                    ---------        --------    ---------     ------------   ----------
Balance at June 30, 1996              118,918           (100)      (28,421)      (280,115)    32,066,371
                                    =========        ========    =========     ============   ==========


                                  IMPATH INC.
                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                                  (unaudited)

NOTE 1 -- GENERAL:

The accompanying unaudited condensed financial statements have been prepared by management in accordance with the rules and regulations of the United States Securities and Exchange Commission.

In the opinion of Impath Inc. (the "Company" or "IMPATH"), the accompanying unaudited condensed financial statements contain all adjustments, consisting only of normal recurring adjustments necessary for the fair presentation of the financial information for all periods presented. Results for the interim periods are not necessarily indicative of the results for an entire year and do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. These financial statements should be read in conjunction with the financial statements and the notes thereto contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1995.

NOTE 2 -- NET INCOME AND PRO FORMA NET INCOME PER SHARE:

Pro forma net income per share for the six months ended June 30, 1996 and 1995 and for the three months ended June 30, 1995 is based on the weighted average number of shares of common stock outstanding after giving effect to the conversion (calculated using the as-converted method) of the convertible preferred stock that converted upon the completion of the Company's initial public offering in February 1996. Net income per share for the three months ended June 30, 1996 is based on the weighted average number of shares of common stock outstanding. Common equivalent shares from stock options and warrants are included in the computation using the treasury stock method to the extent their effect is dilutive. All stock options and warrants issued within a one year period prior to the initial public offering have been treated as outstanding for all reported periods.

NOTE 3 -- INITIAL PUBLIC OFFERING

On October 13, 1995 the Board of Directors authorized the Company to file a registration statement with the Securities and Exchange Commission to register shares of its common stock in connection with an initial public offering. Such offering was consummated on February 26, 1996, for a total of 2,242,500 common shares at an offering price of $13 per share. The net proceeds to the Company amounted to approximately $25,790,000.

NOTE 4 -- INVESTMENTS

The Company invested approximately $20,000,000 of the net proceeds from its initial public offering in a portfolio of short term fixed income securities that are actively traded by an investment manager. In accordance with Statement of Financial Accounting Standards No. 115, the Company's investments are being recorded at fair value with gains and losses reported in the Statement of Operations. At June 30, 1996, approximately $6,000,000 of securities with original maturities of three months or less were included as cash equivalents. The remaining securities included in the investment portfolio with original maturities that exceed three months are included in current assets.

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE SELLING STOCKHOLDERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.


                         -----------------------------


                               TABLE OF CONTENTS

                                           Page
                                           ----
Additional Information...................    2
Prospectus Summary.......................    3
Risk Factors.............................    7
Dividend Policy..........................   11
Selected Financial and Operating Data....   12
Management's Discussion and Analysis
  of Financial Condition and Results of
  Operations.............................   14
Business.................................   20
Management...............................   38
Certain Transactions.....................   47
Principal Stockholders and Selling
  Stockholders...........................   48
Capital Stock of the Company.............   50
Plan of Distribution.....................   53
Legal Matters............................   53
Experts..................................   53
Glossary.................................   54
Index to Financial Statements............  F-1

        ---------------------




                                2,109,069 Shares
                                      LOGO



                                  Common Stock
                               ($.005 par value)



                                   PROSPECTUS

                             Dated August 16, 1996

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

     ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

          The following are the estimated expenses in connection with the distribution of the securities being registered hereunder.

                     S.E.C. registration fee*.................  $ 11,637
                     Accounting fees and expenses.............    **
                     Legal fees and expenses..................    **
                     Blue sky fees and expenses...............    **
                     Miscellaneous expenses...................    **
                                                                --------

                          Total...............................  $ **
                                                                ========
     ________________
     *  Actual fee
     ** To be supplied by amendment


     ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Article Five, Section 7 of the Certificate of Incorporation (the "Certificate") provides that, to the fullest extent permitted by Section 145 of the Delaware Law, or any comparable successor law, as the same may be amended and supplemented from time to time, the Company (i) may indemnify all persons whom it shall have power to indemnify under the Delaware Law from and against any and all of the expenses, liabilities or other matters referred to in or covered thereby, (ii) shall indemnify each such person if he is or is threatened to be made a party to an action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the Company or because he was serving the Company or any other legal entity in any capacity at the request of the Company while a director, officer, employee or agent of the Company and (iii) shall pay the expenses of such a current or former director, officer, employee or agent incurred in connection with any such action, suit or proceeding in advance of the final disposition of such action, suit or proceeding. The Certificate further provides that the indemnification and advancement of expenses provided for therein shall not be deemed exclusive of any other rights to which those entitled to indemnification or advancement of expenses may be entitled under any by-law, agreement, contract or vote of stockholders or disinterested directors or pursuant to the direction (however embodied) of any court of competent jurisdiction or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

          The Company has entered into indemnification agreements with all directors and executive officers of the Company providing that the directors and executive officers will be indemnified to the fullest possible extent permitted by Delaware law against all expenses (including attorneys' fees), judgments, fines, penalties, taxes and settlement amounts paid or incurred by them in any action or proceeding, including any action by or in the right of the Company or any of its subsidiaries or affiliates, on account of their service as directors, officers, employees, fiduciaries or agents of the Company or any of its subsidiaries or affiliates, and their service at the request of the Company or any of its subsidiaries or affiliates as directors, officers, employees, fiduciaries or agents of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

          The Company maintains liability insurance for its officers and directors, insuring them against certain losses arising from claims or charges made against them while acting in their capacities as officers or directors of the Company.

          Article Five, Section 6 of the Certificate provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the unlawful payment of dividends or unlawful stock purchases under Section 174 of the Delaware Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware Law is amended to eliminate further or limit the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware Law, as so amended. Any repeal or modification of such provision of the Certificate by the stockholders of the Company shall be prospective only and shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

          While the Certificate provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Certificate will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions of the Certificate described above apply to an officer of the Company only if he or she is a director of the Company and is acting in his or her capacity as director, and do not apply to officers of the Company who are not directors.

     ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

          Effective February 10, 1995, the Company issued 1,612,904 shares of its 8% Series D Convertible Participating Preferred Stock and warrants to purchase 42,529 shares of its common stock at $3.50 per share for an aggregate sales price of $2,000,000 (before issuance costs). In June and July 1993, the Company issued 1,396,433 additional shares of its 8% Series C Convertible Preferred Stock for an aggregate consideration of $1,256,789. None of the foregoing issuances involved an underwriter and no discount or commission was paid in connection therewith. The Company relied on the exemption contained in Section 4(2) of the Securities Act of 1933, as amended, as such issuances did not involve a public offering.

     ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

          (a) Exhibits

          The Exhibits required to be filed as part of this Registration Statement are listed in the attached Index to Exhibits.

          (b) Financial Statement Schedules:

          All schedules have been omitted because they are inapplicable or the information is provided in the Financial Statements, including the Notes thereto, included in the Prospectus.

     ITEM 17. UNDERTAKINGS

          The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                       (i) To include any prospectus required by Section
               10(a)(3) of the Securities Act of 1933;

                      (ii) To reflect in the prospectus any facts or events
               arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                     (iii) To include any material information with
               respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of its Certificate of Incorporation or By-laws or the laws of the State of Delaware, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York on the 17th day of July, 1996.

                                    IMPATH INC.


                                    By: /s/ Anu D. Saad, Ph.D.*
                                      ---------------------------------------
                                      Anu D. Saad, Ph.D.
                                      President and Chief Executive Officer


          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.



       Signature                   Title                Date
- -----------------------  -------------------------  -------------


/s/ Anu D. Saad, Ph.D.*      President, Chief       August 16, 1996
- ----------------------    Executive Officer and
Anu D. Saad, Ph.D.              Director


/s/ John P. Gandolfo          Executive Vice        August 16, 1996
- ------------------------        President,
John P. Gandolfo          Chief Financial Officer
                         and Principal Accounting
                                 Officer


/s/ John L. Cassis *        Chairman of the Board   August 16, 1996
- -------------------------        and Director
John L. Cassis


/s/ Richard J. Cote, M.D.*       Director           August 16, 1996
- -------------------------
Richard J. Cote, M.D.


/s/ Richard Kessler *            Director           August 16, 1996
- --------------------------
Richard Kessler


/s/ Joseph A. Mollica *          Director           August 16, 1996
- --------------------------
Joseph A. Mollica

                                 Director           August 16, 1996
- --------------------------
Marcy H. Shockey

/s/ David B. Snow, Jr. *         Director           August 16, 1996
- --------------------------
David B. Snow, Jr.

* By: /s/ John P. Gandolfo
      ------------------------
      John P. Gandolfo,
      as Attorney-in-Fact


                               INDEX TO EXHIBITS


Exhibit                                                                           Sequential
Number                            Document Description                             Page No.
- -------  -----------------------------------------------------------------------  ----------

   3.1*   Restated Certificate of Incorporation, as amended

   3.2* Certificate of Amendment regarding authorization of additional preferred stock

   3.3*   By-laws

   4.1*   Registration Rights Agreement dated February 10, 1995 among
          Impath Inc. and certain of its shareholders

   5*     Opinion of Haythe & Curley

  10.1*   Master Lease Agreement dated April 11, 1995 between Impath Inc.
          and Financing For Science International, Inc.

  10.2*   Employment letter dated October 26, 1993 between Impath Inc. and
          Bruce C. Horten, M.D.

  10.3*   Employment letter dated March 7, 1994 between Impath Inc. and
          John P. Gandolfo

  10.4*   Space Lease dated August 29, 1988, as amended, between 166 East
          61st Street Associates and BioPath, Inc. (predecessor corporation to
          Impath Inc.)

  10.5*   Sublease dated April 1992, between Zeller 1010 Formals, Inc. and
          Impath Inc.

  10.6*   Space Lease dated September 27, 1991, as amended, between 166
          East 61st Street Associates and Impath Laboratories Inc.

  10.7*   Assignment and Assumption of Lease Agreement dated August 1,
          1990, as amended, between Mitchell Manning Associates, Inc. and
          Impath Inc.

  10.8*   Space Lease Agreement dated April 20, 1995 between OMA Del Aire
          Properties and Impath Laboratories Inc.

  10.9* Floating Rate Promissory Note in the principal amount of $300,000 made by Impath Inc. in favor of Chemical Bank

  10.10*  1989 Stock Option Plan

  10.11*  Form of Indemnification Agreement with directors

  10.12*  Lease Modification Agreement made as of April 24, 1995 between
          166 East 61st Street Associates and Impath Inc.

  11      Statement regarding computation of Per Share Earnings

   23.1   Consent of KPMG Peat Marwick LLP

   23.2   Consent of Haythe & Curley (contained in Exhibit 5)

     24   Power of Attorney (See signature page)


- ----------------
     * Incorporated by reference to the exhibit of the same number filed with the Registration Statement on Form S-1 of Impath Inc. (File No. 33-98916).